UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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RF Micro Devices, Inc.
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RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD JULY 29, 2009
Notice of Annual Meeting of Shareholders:
We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (the “Company”) will be held on Wednesday, July 29, 2009, at 1:30 p.m. local time, at the Embassy Suites Greensboro-Airport Hotel, 204 CentrePort Drive, Greensboro, North Carolina, for the following purposes:
(1)	To elect the eight directors named in the accompanying proxy statement to serve a one-year term and until their respective successors are duly elected and qualified or until their death, resignation, removal or disqualification.
(2)	To approve a proposed exchange of outstanding stock options issued under certain of the Company’s stock plans having an option price not less than the greater of $5.00 or the 52-week closing stock price high as of the commencement of the option exchange program, for new options for a reduced number of shares with new vesting requirements and an exercise price set at the fair market value on the date of grant, such new options to be granted on or as soon as practicable after the first business day after the expiration of the exchange offer.
(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 27, 2010.

(4)	To transact such other business as may properly come before the meeting.
Under North Carolina law, only shareholders of record at the close of business on the record date, which is May 29, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of common stock be represented at this meeting so that the presence of a quorum is assured.
This proxy statement and the accompanying proxy card are being mailed to the shareholders of the Company on or about June 18, 2009. A copy of our 2009 Annual Report containing our financial statements for the fiscal year ended March 28, 2009 is enclosed and is available at https://materials.proxyvote.com/749941.

By Order of the Board of Directors

William A. Priddy, Jr.
Secretary

June 18, 2009
Your vote is important. Even if you plan to attend the meeting in person, please read the attached proxy statement carefully, and then complete, sign, date and return the enclosed proxy card or voting instruction form as soon as possible. If your shares are held in “street name,” you may also be able to vote your shares electronically over the Internet or by telephone if you receive a voting instruction form from your brokerage firm, bank or other nominee in lieu of a proxy card. Additional information is provided in the proxy statement and in the enclosed proxy. If you attend the meeting, you may revoke your proxy and vote your shares in person.

i

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421
PROXY STATEMENT
GENERAL INFORMATION
Solicitation of Proxies
The enclosed proxy, for use at the Annual Meeting of Shareholders to be held Wednesday, July 29, 2009, at 1:30 p.m. local time at the Embassy Suites Greensboro-Airport Hotel, 204 CentrePort Drive, Greensboro, North Carolina, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (the “Company”). The approximate date that the Company is first sending these proxy materials to shareholders is June 18, 2009. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by the Company’s officers or employees. The Company will pay all expenses incurred in this solicitation. The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. The Company has retained the services of The Bank of New York Mellon for a fee of $8,000 plus out-of-pocket expenses to aid in the distribution of the proxy statement and annual report to shareholders as well as to solicit proxies from institutional investors via telephone on behalf of the Company.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on July 29, 2009:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2009 Annual Report to
Shareholders are available at https://materials.proxyvote.com/749941.
The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through the Company’s transfer agent may vote only by returning a completed proxy card in the enclosed postage-paid envelope. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form may be received from that institution by mail in lieu of a proxy card. In order to lower costs, the Company has instructed those nominees to send a notice of internet availability of proxy materials to certain beneficial owners. These beneficial owners will have electronic access to the Company’s proxy materials but will not receive paper proxy materials unless they request them as provided for in the notice. The notice or voting instruction form will provide information, if applicable, regarding the process for beneficial owners to vote over the Internet, by telephone, or by mail. In addition, a large number of banks and brokerage firms participate in the Broadridge Financial Solutions online program. This program provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, July 28, 2009. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If a voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.
Shareholders who elected to access the proxy statement and Annual Report electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive an email with information on how to access the shareholder information and voting instructions. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder and presented at the annual meeting. If you need directions to the Embassy Suites Greensboro-Airport Hotel so that you can attend the Annual Meeting and vote in person, please contact our Compliance Officer at (336) 664-1233.
The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Company’s corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the

Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of the Company’s common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted in favor of the proposals. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers who are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of the Company’s common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposals to elect directors and ratify the appointment of the independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. The option exchange program proposal is a “non-discretionary” item, which means that brokers that have not received voting instructions from beneficial owners with respect to this matter may not vote on this proposal.
Assuming the existence of a quorum, the persons receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors. The proposal to approve the option exchange program and the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if the votes cast in favor of each proposal exceed the votes cast against each proposal. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.
Voting Securities Outstanding
In accordance with North Carolina law, May 29, 2009 was fixed as the record date for determining holders of common stock entitled to notice of and to vote at the meeting. Each share of the Company’s common stock issued and outstanding on May 29, 2009 is entitled to one vote on all proposals properly presented at the meeting, except for shares the Company holds in a fiduciary capacity, which may be voted only in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on May 29, 2009, there were 267,511,017 shares of the Company’s common stock outstanding and entitled to vote.

PROPOSAL 1- ELECTION OF DIRECTORS
Nominees for Election of Directors
Under the Company’s amended and restated bylaws, the Board of Directors consists of seven to eleven members, as determined by the Board or the shareholders from time to time. Each director is elected annually to serve for a one-year term and until his successor is duly elected and qualified or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. All nominees presently serve as directors. Each director who is standing for re-election was elected to serve by the shareholders at the last regularly scheduled annual meeting except for Mr. Jabbar, who was recommended to serve on the Board of Directors by one of our current non-management directors and was, upon recommendation of the Governance and Nominating Committee, elected to serve as a director by the Board of Directors on March 25, 2009. Dr. Albert E. Paladino is not standing for re-election to the Board. There are no family relationships among any of our directors or officers. The Company intends that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the eight nominees listed below as directors, unless the authority to vote is withheld. Although the Company expects that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, the Company expects that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.
The names of the nominees for election to the Board, their principal occupations and certain other information, follow:

Walter H. Wilkinson, Jr. Age 63
Mr. Wilkinson has served as a director of the Company since 1992 and has served as Chairman of the Board of Directors since July 2008. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private. His entire career has been focused on assisting rapidly growing companies in various industries.

Robert A. Bruggeworth Age 48
Mr. Bruggeworth became President of the Company in June 2002 and Chief Executive Officer in January 2003. He was appointed to the Board of Directors in January 2003. He served as our Vice President of Wireless Products from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was employed at AMP Inc. (now Tyco Electronics), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc., most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong, China. Mr. Bruggeworth is a member of the Board of Directors of Mine Safety Appliances Company, a publicly traded global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety.

Daniel A. DiLeo Age 61
Mr. DiLeo was elected to the Board of Directors in August 2002. Mr. DiLeo was an Executive Vice President of Agere Systems, Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to March 2002. He is currently the principal of Dan DiLeo, LLC, a consulting firm that he founded in March 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to February 2001, Vice President and Chief Operating Officer from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. Mr. DiLeo is a director of Data I/O Corporation, which designs and manufactures equipment and software to program devices for original equipment manufacturers. He also serves on an advisory board for eV Products, a unit of II-VI Inc., a publicly traded compound material semiconductor device company.

Jeffery R. Gardner Age 49
Mr. Gardner was appointed to the Board of Directors in November 2004. Since January 2006, Mr. Gardner has been the President and Chief Executive Officer of Windstream Communications, a spin-off of the landline business of ALLTEL Corporation that provides voice, broadband and entertainment services to customers in 16 states. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer at ALLTEL. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Communications Company merged. At 360 Communications, Mr. Gardner held a variety of senior management positions, including Senior Vice President of Finance, which included treasury, accounting and capital markets responsibilities; President of the Mid-Atlantic Region; Vice President and General Manager of the Las Vegas market; and Director of Finance.

John R. Harding Age 54
Mr. Harding was appointed to the Board of Directors in November 2006. Mr. Harding co-founded and is Chairman, President and Chief Executive Officer of eSilicon Corporation, a privately held company that designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation, Mr. Harding served as President, Chief Executive Officer, and Director of the publicly-traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding has held a variety of senior management positions at Zycad Corporation and his career also includes positions with TXL and IBM Corporation. Mr. Harding is also a regular lecturer on global technology trends.

Masood A. Jabbar Age 59
Mr. Jabbar was appointed to the Board of Directors in March 2009. Mr. Jabbar is a private investor in start-up companies. Mr. Jabbar worked at Sun Microsystems, Inc. from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of the $10 billion Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun Microsystems, Inc. culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun Microsystems, Inc., Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation and two years at IBM Corporation. Mr. Jabbar is also member of the Board of Directors of Silicon Image, Inc., a fabless semiconductor company in consumer electronics, JDS Uniphase Corporation, an optical communications, test and measurement company and MSC Software, Inc., a design automation simulation software company.

Casimir S. Skrzypczak Age 68
Mr. Skrzypczak was appointed to the Board of Directors in November 2007. Prior to serving as one of our directors, Mr. Skrzypczak served as a director of Sirenza Microdevices, Inc. from January 2000 until it was acquired by the Company in November 2007. Mr. Skrzypczak’s appointment to our Board was made pursuant to the merger agreement for the Sirenza acquisition. From November 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, a networking systems company. Prior to joining Cisco, Mr. Skrzypczak served as a Group President at Telcordia Technologies, a telecommunications company, from March 1997 to October 1999. From 1985 to March 1997, Mr. Skrzypczak served as President of NYNEX Science & Technology, Inc., a subsidiary of NYNEX Corporation, a telecommunications company. Mr. Skrzypczak also serves as a director of JDS Uniphase Corporation, an optical communications, test and measurement company, and a number of privately held companies. He previously served as a director of ECI Telecom Ltd., a supplier of telecommunications networking solutions and WebEx Communications, a provider of web communications services.

Erik H. van der Kaay Age 69
Mr. van der Kaay was appointed to the Board of Directors in July 1996. He was Chairman of the Board of Symmetricom Inc., a publicly traded synchronization products company based in Irvine, California, from November 2002 until August 2003, and served as President and Chief Executive Officer of Datum Inc. (which merged with Symmetricom Inc. in October 2002) from April 1998 to October 2002. Mr. van der Kaay was employed with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998, and last served as its Executive Vice President. From 2000 to March 2007 he was a director and chairman of Comarco, Inc., a publicly traded provider of advanced wireless technology tools and engineering services, and from 1997 to May 2008 he was a director of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. Since January 2004, Mr. van der Kaay has served as a director of Ball Corporation, a publicly traded supplier of metal and plastic packaging products to the beverage and food industries and the parent company of Ball Aerospace & Technologies Corporation. Since June 2007, Mr. van der Kaay has also served as a director of a French company Orolia, SA, a manufacturer of high precision timing and frequency instruments and systems.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
Independent Directors
In accordance with the listing standards of The NASDAQ Stock Market LLC and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. DiLeo, Gardner, Harding, Jabbar, Skrzypczak, van der Kaay and Wilkinson each satisfy the definition of “independent director” under these NASDAQ listing standards. In addition, Dr. Albert E. Paladino, who is not standing for re-election to the Board, was also determined to be independent. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. In making these determinations, the Board reviewed the information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.
Corporate Governance Guidelines
Effective July 2003 and as most recently amended in May 2009, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, “withheld vote” policy and other matters. These Corporate Governance Guidelines are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com. A shareholder may request a copy of the Corporate Governance Guidelines by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
Codes of Ethics
Effective February 2004 and as amended in August 2006, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining the Company’s commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and representatives of the Company and its subsidiaries. The Company also adopted a separate code of ethics in February 2004 that is applicable specifically to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Treasurer.
Copies of both of these codes are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of either of our codes that requires disclosure under applicable law, SEC rules or NASDAQ listing standards, we intend to disclose such amendment on our website. Any waiver of the codes with respect to any executive officer or director of the Company must be approved by the Board and will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”), along with the reasons for the waiver.
Committees and Meetings
The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com and may also be obtained by contacting the Company’s Investor Relations Department at the address set forth above.
Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by NASDAQ listing standards, the applicable committee charter, and, where applicable, SEC rules and regulations. Each of the members of the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee has been determined by the Board to be independent under applicable NASDAQ listing standards and, in the case of the Audit Committee, under the independence requirements established by the SEC. A brief description of the responsibilities of each of these committees, and their current membership, follows.

Committee Membership
Director	Audit	Compensation	Governance
Walter H. Wilkinson, Jr.		X	C
Daniel A. DiLeo		X	X
Jeffery R. Gardner	X		X
John R. Harding		C	X
Masood A. Jabbar			X
Albert E. Paladino		X	X
Casimir S. Skrzypczak	X		X
Erik H. van der Kaay	C		X
On March 25, 2009, the Board of Directors, upon recommendation of the Board’s Governance and Nominating Committee, appointed Masood A. Jabbar to serve as a director of the Company and as a member of the Governance and Nominating Committee. The appointment of Mr. Jabbar was effective as of March 25, 2009 and until the Company’s 2009 annual meeting of shareholders and until his successor is duly elected and qualified.
Compensation Committee
The Compensation Committee operates under a written charter adopted in June 2003 and most recently amended in May 2009. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the Company’s officers and employees and administration of the Company’s stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to (a) evaluate and fix the compensation of the officers of the Company and its subsidiaries, including the Chief Executive Officer; (b) prepare the Compensation Committee report that the rules of the SEC require to be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); (c) make recommendations to the Board regarding annual retainer and meeting fees for the Board and committees of the Board, including compensatory stock awards to directors; (d) periodically review, and modify if necessary, the Company’s philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management the Company’s Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in the Company’s annual report on Form 10-K (or incorporated therein by reference to the Company’s proxy statement); and (f) discharge certain other responsibilities relating to the administration of the Company’s incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.
The Compensation Committee regularly consults with members of the Company’s executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by the Company’s executive officers in assisting with establishing compensation, is discussed below under “Executive Compensation — Compensation Discussion and Analysis.”
In addition, the Compensation Committee has the discretion to delegate certain areas of its authority. The Committee has delegated to Mr. Bruggeworth, as Chief Executive Officer, the authority to grant equity awards and establish salaries for all new employees who are not executive or corporate officers under the Company’s 2003 Stock Incentive Plan, subject to limits and other conditions specified by the Board or the Compensation Committee, the terms of that plan and applicable law. The Committee has delegated to Mr. Bruggeworth and the Committee Chairman, Mr. Harding, the authority to make (within predetermined limits) special employee retention cash and equity awards to persons who are not subject to Section 16 under the Exchange Act or deemed to be covered employees under Code Section 162(m), subject to conditions established by the Committee, the relevant plan and applicable law.
To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2009, the Compensation Committee engaged an independent compensation consulting firm, Dolmat Connell

& Partners, Inc. (“DC&P”). DC&P was instructed to analyze and provide recommendations with respect to, among other things: (i) the Company’s peer group; (ii) executive officer total cash compensation; (iii) short- and long-term equity incentive plans; and (iv) non-employee director compensation. For a more detailed discussion of the nature and scope of DC&P’s assignment, please see “Executive Compensation — Compensation Discussion and Analysis — Compensation Decision-Making Processes — Role of the Compensation Consultant,” below.
The current members of the Compensation Committee are Dr. Paladino and Messrs. DiLeo, Harding (Chairman) and Wilkinson, none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. See “Executive Compensation — Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.
Audit Committee
The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted in May 2000 and most recently amended in May 2008. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) hiring, firing, overseeing the work of and determining the compensation for the Company’s independent registered public accounting firm, which reports directly to the Audit Committee; (b) approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing a policy for such approval; (c) periodically reviewing the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results; (d) preparing the report of the Audit Committee required by SEC rules to be included in the Company’s proxy statement; and (e) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The current members of the Audit Committee are Messrs. Gardner, Skrzypczak and van der Kaay (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. van der Kaay and Gardner each satisfy this definition. Messrs. van der Kaay and Gardner were each designated by the Board as an audit committee financial expert for fiscal year 2009. See “Report of the Audit Committee,” below.
Governance and Nominating Committee
The Governance and Nominating Committee operates under a written charter adopted in April 2003 and most recently amended in May 2009. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board members and to recommend to the Board the director nominees; (b) recommend to the Board the corporate governance guidelines, conflicts of interest and certain other policies, principles and guidelines applicable to the Company; (c) lead the Board in its annual review of the Board’s performance; and (d) conduct a review of related person transactions in accordance with the Company’s related person transaction policy. The current members of the Governance and Nominating Committee are Dr. Paladino and Messrs. DiLeo, Gardner, Harding, Jabbar, Skrzypczak, van der Kaay, and Wilkinson (Chairman), none of whom is an employee of the Company and each of whom is independent under existing NASDAQ listing standards. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2010 Annual Meeting,” below.
The Governance and Nominating Committee is also authorized by the Board to serve as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act of 2002 and the SEC’s standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of the Company. In addition, the Governance and Nominating Committee is authorized by the Board to serve as the “TIDE” (Three-year Independent Director Evaluation) Committee and is responsible for reviewing and evaluating the Company’s shareholder rights plan, which is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. Such review and evaluation must take place at least once every three years in order to determine whether the maintenance of the rights plan continues to be in the best interests of the Company and its shareholders. The Governance and Nominating Committee most recently evaluated the rights plan in March 2007 and concluded that the rights plan continues to be in the best interests of the Company and its shareholders.
Meeting Attendance
Under the Company’s Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All incumbent directors, with the exception of Mr. Jabbar, who was elected to the Board in March 2009, attended at least 75% of the aggregate of the Board meetings and assigned committee meetings held during the fiscal year ended March 28, 2009. During fiscal 2009, the Board held six regularly scheduled meetings and two telephonic meetings. The Compensation Committee held four regular meetings and three telephonic meetings, the Audit Committee held three regular meetings and four telephonic meetings, and the Governance and Nominating Committee held five regular meetings. All ten of the Company’s directors in office at the time of the 2008 annual meeting of shareholders attended the annual meeting.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Chairman of the Board presides at each executive session, unless the independent directors determine otherwise. During fiscal 2009, Dr. Paladino presided as Chairman of the Board at the executive session for the first regularly scheduled meeting. Mr. Wilkinson presided as Chairman of the Board at the executive sessions for the remaining regularly scheduled meetings. During fiscal 2009, the independent directors met in executive session at each of the six regularly scheduled Board meetings.
Procedures for Director Nominations
In accordance with the Company’s Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad range of skills, industry and other knowledge and expertise, as well as business and other experience useful for the effective oversight of the Company’s business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:
•	Substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company; and
•	Lack of any conflict of interest that would violate any applicable law or regulation or have any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.
The Company also considers the following criteria, among others, in its selection of directors:
•	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of the Company’s business;
•	Integrity, demonstrated sound business judgment and high moral and ethical character;
•	Diversity of viewpoints, backgrounds, experiences and other demographics;
•	Business or other relevant professional experience;
•	Capacity and desire to represent the balanced, best interests of the Company and its shareholders as a whole and not primarily a special interest group or constituency;
•	Ability and willingness to devote time to the affairs and success of the Company and to fulfill the responsibilities of a director; and
•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The Governance and Nominating Committee is authorized to develop additional policies regarding Board size, composition and member qualification.
The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines and under applicable laws, rules or regulations. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies.
The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates.
As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, the Company’s bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: (a) full name and address; (b) age; (c) principal occupation during the past five years; (d) current directorships on publicly held companies and registered investment companies; and (e) number of shares of Company common stock owned, if any. In addition, under the Company’s bylaws, as amended and restated through November 8, 2007, a shareholder’s notice regarding a proposed nominee must include: (a) the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; (b) the number of shares of common stock owned by the shareholder and beneficial owner; (c) a description of the shareholder’s proposal; (d) any material direct or indirect interest that the shareholder or the beneficial owner may have in the nomination; (e) a representation that the shareholder is a holder of record of the Company’s common stock and intends to appear in person or by proxy to present the nominee; (f) the nominee’s consent to serve if elected; and (g) such additional information concerning the nominee as is deemed sufficient by the Board, or a properly authorized Board committee, to determine whether the nominee meets all minimum qualification standards or other criteria as may have been established by the Board or such properly authorized Board committee, or pursuant to applicable law, rule or regulation, for service as a director. Certain specific notice deadlines also apply with respect to submitting director nominees.
No candidates for director nominations were submitted to the Governance and Nominating Committee by any shareholder in connection with the annual meeting. Any shareholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2010 annual meeting must do so in accordance with the Company’s bylaws and policies. See “Proposals for 2010 Annual Meeting,” below.
Shareholder Communications with Directors
Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o the Company’s Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm (and any non-audit service provided by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000). The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent registered public accounting firm. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $25,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee.
Procedures for Reporting Complaints about Accounting and Auditing Matters
The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of the Company’s Compliance Officer, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@rfmd.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Audit Committee by calling the Company’s toll-free Ethics and Compliance hotline at (888) 301-8647, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.”
Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Audit Committee Chairman, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.
The Procedures for Reporting Complaints about Accounting and Auditing Matters are available in the investor information section of the Company’s website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Company’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the Compensation Committee are Dr. Paladino and Messrs. DiLeo, Harding (Chairman) and Wilkinson. None of the current members of the Compensation Committee has ever served as an officer or employee of the Company or had any relationship during fiscal 2009 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of May 29, 2009 by (a) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director and nominee for director, (c) the Named Executive Officers (as defined in “Summary Compensation Table,” below), and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of May 29, 2009, and shares of restricted stock that have vested or that will vest within 60 days of May 29, 2009, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class

Soros Fund Management LLC and affiliates (2)	24,678,625	9.23%
Barclays Global Investors, NA and affiliates (3)	15,376,272	5.75%
Artis Capital Management, L.P. and affiliates (4)	14,052,247	5.25%
Robert A. Bruggeworth (5)	2,048,912	*
Steven E. Creviston (6)	917,536	*
Daniel A. DiLeo (7)	183,100	*
Jeffery R. Gardner (8)	149,100	*
John R. Harding (9)	121,850	*
Masood A. Jabbar (10)	16,666	*
Jerry D. Neal (11)	843,613	*
Dr. Albert E. Paladino (12)	399,768	*
William A. Priddy, Jr. (13)	1,146,368	*
Casimir S. Skrzypczak (14)	205,223	*
Robert M. Van Buskirk	1,307,740	*
Erik H. van der Kaay (15)	361,100	*
Walter H. Wilkinson, Jr. (16)	476,592	*
Directors and executive officers as a group (16 persons) (17)	8,623,138	3.14%

*	Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days of May 29, 2009 are included.

(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 17, 2009 by Soros Fund Management LLC (“SFM”), George Soros, Robert Soros and Jonathan Soros, reporting sole power of SFM to vote or direct the vote of and sole power to dispose or direct the disposition of 24,678,625 shares and shared power of each of George Soros, Robert Soros and Jonathan Soros to vote or direct the vote of and to dispose or direct the disposition of 24,678,625 shares. The reported shares are held for the account of Quantum Partners LDC, a Cayman Islands exempted limited duration company (“Quantum Partners”). SFM serves as principal investment manager to Quantum Partners and has been granted investment discretion over the reported shares held for the account of Quantum Partners. George Soros serves as Chairman of SFM, Robert Soros serves as Deputy Chairman of SFM and Jonathan Soros serves as President and Deputy Chairman of SFM. The address of SFM, George Soros, Robert Soros and Jonathan Soros is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

(3)	Based upon information set forth in a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reporting sole power of Barclays Global Investors, NA to vote or direct the vote of 4,986,036 shares and sole power to dispose or direct the disposition of 5,891,755 shares, sole power of Barclays Global Fund Advisors to vote or direct the vote of 7,817,733 shares and sole power to dispose or direct the disposition of 9,306,466 shares and sole power of Barclays Global Investors, Ltd to dispose or direct the disposition of 178,051 shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The address of Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(4)	Based upon information set forth in Schedule 13G filed with the SEC on February 17, 2009 by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”), and Stuart L. Peterson (“Peterson”) reporting shared power of Artis, Artis Inc. and Peterson to vote or direct the vote of and shared power to dispose or direct the disposition of 14,052,247 shares. Artis is a registered investment advisor and is the investment advisor of investment funds that hold the reported shares for the benefit of the investors in those funds. Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Peterson disclaim beneficial ownership of the reported shares, except to the extent of that person’s pecuniary interest therein. The address of Artis, Artis Inc. and Peterson is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, California 94105.

(5)	Includes 1,568,439 shares of common stock issuable upon exercise of stock options.

(6)	Includes 605,911 shares of common stock issuable upon exercise of stock options.

(7)	Includes 183,100 shares of common stock issuable upon exercise of stock options.

(8)	Includes 143,100 shares of common stock issuable upon exercise of stock options.

(9)	Includes 121,850 shares of common stock issuable upon exercise of stock options.

(10)	Includes 16,666 shares of common stock issuable upon exercise of stock options.

(11)	Includes 725,593 shares of common stock issuable upon exercise of stock options.

(12)	Includes 274,768 shares of common stock issuable upon exercise of stock options.

(13)	Includes 714,985 shares of common stock issuable upon exercise of stock options.

(14)	Includes 157,065 shares of common stock issuable upon exercise of stock options.

(15)	Includes 273,100 shares of common stock issuable upon exercise of stock options and 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.

(16)	Includes 283,700 shares of common stock issuable upon exercise of stock options.

(17)	Includes 5,389,883 shares of common stock issuable upon exercise of stock options.

EXECUTIVE OFFICERS
The Company’s current executive officers are as follows:

Name	Age	Title

Robert A. Bruggeworth	48	President and Chief Executive Officer
Barry D. Church	47	Vice President, Corporate Controller and Principal Accounting Officer
Steven E. Creviston	45	Corporate Vice President and President of Cellular Products Group
Jerry D. Neal	64	Executive Vice President of Marketing and Strategic Development
William A. Priddy, Jr.	48	Chief Financial Officer, Corporate Vice President of Administration and Secretary
Suzanne B. Rudy	54	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary
James D. Stilson	62	Corporate Vice President of Operations
Robert M. Van Buskirk	60	Corporate Vice President and President of Multi-Market Products Group

Certain information with respect to the Company’s executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.
Barry D. Church has served as Vice President, Corporate Controller and Principal Accounting Officer since September 2001. He began his employment with the Company in March 1998. From March 1998 until August 1998, Mr. Church was Manager of Financial Planning and from September 1998 until September 2001 he was Controller. In addition to his tenure at the Company, Mr. Church has 13 years experience in various financial positions at Sara Lee Corporation and AT&T, Inc.
Steven E. Creviston has served as Corporate Vice President and President of Cellular Products Group since August 2007. From May 2002 to August 2007 he served as a Corporate Vice President of Cellular Products Group, which was known as Wireless Products until April 2004. He began his employment with the Company in December 1994 as Strategic Account Manager. From May 1997 to May 1999, Mr. Creviston was Director of Account Management, from June 1999 to April 2001 he was Product Line Director, and from May 2001 to May 2002 he was Divisional Vice President.
Jerry D. Neal, a founder of the Company, became Executive Vice President of Marketing and Strategic Development in January 2002. He served as Vice President of Marketing from May 1991 to January 2000 and was Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. Prior to joining the Company, Mr. Neal was employed for ten years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director of the Company from February 1992 to July 1993.
William A. Priddy, Jr. became Chief Financial Officer and Corporate Vice President of Administration in July 1997 and Secretary in July 2003. He was Controller from December 1991 to December 1993, Treasurer and Controller from December 1993 to September 1998, and Vice President of Finance from December 1994 to July 1997. Prior to joining the Company, Mr. Priddy was employed for five years with Analog Devices, Inc. in various positions in finance and marketing.
Suzanne B. Rudy became Vice President and Corporate Treasurer in November 2002 and Compliance Officer and Assistant Secretary in January 2004. She was Corporate Treasurer from May 1999 until November 2002. Prior to joining the Company, Ms. Rudy was employed for eight years at Precision Fabrics Group Inc. as Controller and for six years at BDO Seidman, LLP, most recently as a Tax Manager.
James D. Stilson joined the Company in January 2004 as the Corporate Vice President of Operations. From July 1999 to January 2004, Mr. Stilson was the President of ASE Korea, Inc., a semiconductor assembly and test solution provider. From November 1997 to July 1999, he was the General Manager of Motorola Korea Ltd., which was purchased by the ASE Group to form ASE Korea, Inc. From April 1995 to November 1997, he was the Assistant General Manager of Motorola Korea Ltd.
Robert M. Van Buskirk joined the Company in November 2007 as Corporate Vice President and President of Multi-Market Products Group. From May 1999 to November 2007, Mr. Van Buskirk served as the Chief Executive Officer of Sirenza Microdevices, Inc., which was acquired by the Company in November 2007. He also served as President and director of Sirenza Microdevices, Inc. from November 2002 until November 2007. Before joining Sirenza, from August 1998 to May

1999, Mr. Van Buskirk was the Executive Vice President of Business Development and Operations at Multilink Technology Corporation, a company specializing in the design, development and marketing of high bit-rate electronic products for advanced fiber optic transmission systems. Prior to his position at Multilink, Mr. Van Buskirk held various management positions at TRW (now Northrop Grumman), a semiconductor wafer manufacturer, including Executive Director of the TRW GaAs telecommunications products business from 1993 to August 1998.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Program
Compensation Program Objectives and Philosophy
The objectives of the Company’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure an element of congruity between the financial interests of the executive management team and the Company’s shareholders.
We believe the competition for qualified executives, including our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers, to whom we refer collectively as the Named Executive Officers, in our industry is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with those offered by our peer group companies and other competitors within our industry.
The products that we design, manufacture and sell face strong competition within our industry. These products are sold into markets undergoing rapidly changing technologies with short product life cycles. Many of our competitors are much larger and have far greater resources than we do. Therefore, we attempt to ensure that our compensation programs foster independent thinking, responsible decision-making, decisive action and team effort.
We do not establish subjective or objective goals or performance criteria based on individual performance for each Named Executive Officer or other member of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we currently condition all cash and equity performance-based awards on common team or corporate criteria.
We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our Named Executive Officers.
Compensation Program Design

Our compensation program is designed to attract, retain and motivate employees and to reward them for achievements that we believe will bring the Company success and likewise reward shareholders as a result of the Company’s success. These programs are designed to be competitive with those of the companies in our industry with which we must vie for talent.
Our qualified defined contribution 401(k) plan is the only retirement plan available to our employees in the United States. To complement our 401(k) plan, we typically make significant annual service-based and performance-based equity awards to our Named Executive Officers that have extended vesting periods. The purpose of these awards, which are discussed in more detail below, is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and our shareholders. Each Named Executive Officer has a substantial portion of his potential financial net worth at risk because it is equity-based, and thus its value is dependent on and determined by the Company’s future performance.

Near the end of each of fiscal 2008 and fiscal 2009, the Compensation Committee considered the following factors in establishing the compensation of our Named Executive Officers for the subsequent fiscal year:
• The Company’s overall operating performance during the prior fiscal year and the achievements of the Named Executive Officers with respect to: (a) progress that each business unit made in achieving its long-term strategic goals; (b) new products in development, scheduled for introduction or recently introduced; (c) the Company’s performance in relation to its industry competitors; (d) productivity improvements; and (e) progress of acquisition integration.
• Individual performance appraisals of our Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee, including a subjective evaluation of each Named Executive Officer’s: (a) vision and strategy with respect to his individual business responsibilities; (b) work ethic and ability to motivate and influence others; (c) self-development and development of subordinates; and (d) execution of assigned tasks.
• The compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of radio frequency components and other relevant products in related appropriate markets.
After considering the above factors in May 2008, the Committee established the cash and equity-based award opportunities and base salaries for our Named Executive Officers for fiscal 2009, as discussed in more detail below and in the tables following this Compensation Discussion and Analysis. When considering these factors in May 2009 with respect to fiscal year 2010 compensation, however, the Committee also considered the overall macroeconomic environment and the Company’s cost-cutting measures implemented in response to such conditions during fiscal year 2009. Although adjustments to equity- and cash-based award mechanics for fiscal year 2010 are discussed in more detail below, the Committee does not expect to adjust base salaries for our Named Executive Officers for fiscal year 2010.
Compensation Decision-Making Processes

The Compensation Committee
The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers), non-employee directors and employees and administration of the stock-based and incentive compensation plans. See “Corporate Governance – Committees and Meetings – Compensation Committee,” above. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary in order to fulfill its duties. Meeting agendas are established by the Chairman after consultation with other members of the Committee and, if appropriate, Mr. Bruggeworth, our Chief Executive Officer.
The current members of the Committee are Mr. DiLeo, Dr. Paladino, Mr. Wilkinson and Mr. Harding, who serves as Chairman of the Committee. Each of these Committee members served on the Committee for all of fiscal 2009.
Role of the Compensation Consultant
During fiscal 2009, the Committee again retained the independent compensation consulting firm DolmatConnell & Partners, Inc., to which we refer as DC&P, to assist it with executive, non-employee director and employee compensation matters. We selected DC&P based primarily upon its principals’ depth of experience in the technology industry. During fiscal 2009, DC&P worked with the Committee to help ensure that our compensation practices were appropriate for our industry given the recessionary environment. The Committee retained DC&P for two separate engagements during fiscal year 2009. The first was an update of our peer group, although the new peer group was not used for setting executive compensation levels for fiscal year 2010 due to the recent dramatic changes in the macroeconomic environment. The Committee believes that results obtained from a comparative analysis of compensation practices at our peer companies during the past year has little relevance to the challenging conditions the Company faces as it enters fiscal year 2010. DC&P’s second project during fiscal year 2009 was an analysis of director compensation cafeteria-type plans at other public companies, as discussed under “Directors Compensation” following this Compensation Discussion and Analysis.

DC&P’s recommendations to the Committee were generally in the form of suggested ranges for compensation or descriptions of policies that DC&P currently considers “best practices” in our industry. The Committee has retained DC&P to assist it with executive, non-employee director and employee compensation matters for fiscal 2010, as the need arises.
During fiscal 2009, DC&P worked only for the Committee and performed no additional services for the Company or any of the Named Executive Officers. The Committee Chairman approved all work performed by DC&P and received and approved copies of all invoices for services submitted by DC&P. During fiscal 2009, neither the Committee nor our management used the services of any other compensation consultant.
Role of Executives in Establishing Compensation
During fiscal 2009, and as is typical at the Company, there was a continuing dialogue among the Company’s Chief Executive Officer, other members of management (particularly the Vice President of Human Resources), the Committee’s compensation consultant, DC&P, and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.
The Committee establishes the annual base salary, bonus opportunities and equity incentive awards for our Chief Executive Officer, Mr. Bruggeworth. Mr. Bruggeworth typically recommends to the Committee the annual base salary, bonus opportunities, and equity award opportunities (if any) for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.
To assist the Committee in overseeing compensation practices, the Committee periodically requests that Human Resources, Finance and Treasury Department personnel gather compensation data for its review. Certain members of the executive management team or other employees attended portions of some Committee meetings during fiscal 2009 in order to fulfill these requests. Our Chief Executive Officer attended the majority of the Committee’s meetings during fiscal 2009, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held all or a portion of certain meetings during fiscal 2009 in executive session with only Committee members present.
Use of Industry Comparative Data
We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. Determining the relevant companies to use for such comparative purposes is not a simple task. Many of our most formidable competitors are divisions of much larger companies, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives. With the help of DC&P and our Human Resources Department, the Committee has developed a peer group of companies that it reviews and, if appropriate, adjusts periodically and at least annually. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, wireless components or sub-systems businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our projected annual revenue. The peer group used in fiscal 2009 consisted of the following 18 companies: Altera Corporation, Conexant Systems, Inc., Cypress Semiconductor Corporation, Fairchild Semiconductor International, Inc., Integrated Device Technology, Inc., International Rectifier Corporation, Intersil Corporation, Linear Technology Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, MEMC Electronic Materials, Inc., Microchip Technology Incorporated, National Semiconductor Corporation, ON Semiconductor Corporation, Skyworks Solutions, Inc., SMART Modular Technologies and Xilinx, Inc. As noted above, the Committee modified this peer group with assistance from DC&P during fiscal 2009 due to (i) the Company’s May 2008 strategic restructuring to reduce or eliminate its investments in wireless systems, and (ii) the fact that some of the above members may no longer exist as independent companies or satisfy our peer group revenue requirements. However, thus far the modified peer group has not been used for establishing or analyzing executive compensation, as discussed in more detail above under “Role of the Compensation Consultant.” Before this new peer group is actually used in evaluating compensation levels, it may be modified again.
DC&P obtained relevant data for each company contained in the peer group used for establishing fiscal 2009 compensation levels from each company’s SEC filings. This data included compensation information for each of the named executive officers identified by each company as well as each company’s financial performance data. In addition, we relied upon aggregated Radford Survey data for the electronics industry from as many companies as possible that were in the peer group described above or are of similar size to us (based on annual revenue). We typically use Radford Survey data for comparative purposes in evaluating and setting compensation levels and practices for the other members of our executive management team who are not Named Executive Officers and for which public company reporting data is not available. From all of these information sources and with the assistance of the Human Resources Department, DC&P gathered data and presented it by quartile for each compensation element that we wished to evaluate. This data allowed us to analyze how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and with respect to total compensation. For fiscal 2009, the compensation components that we evaluated with respect to similarly situated peer group executive officers were base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, perquisites and any other equity or incentive programs for which we could obtain data.
Other Compensation Policies
With the assistance of the Committee, DC&P and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2009:
• We used comparative competitive data to establish base salaries for each Named Executive Officer at approximately the 50th percentile of the peer group and provided cash performance incentives that, if earned at target, enabled the Named Executive Officer group to be eligible to earn total annual cash compensation at a level between the 50th and 75th percentile of the peer group. As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the Named Executive Officer’s base salary that he was eligible to earn under the objective bonus criteria discussed below. The bonus program is structured so that the higher the level of the respective Named Executive Officer’s responsibility in the Company, the greater his percentage of potential total performance-based cash compensation. For fiscal 2009, the performance-based cash compensation target was 100% of base salary for Mr. Bruggeworth and 75% for each of our other Named Executive Officers. The Committee has established the same target percentages for fiscal 2010 performance-based cash compensation.
• We attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation was performance-based, linked to the Company’s operating performance, and in the long-term, designed so that its value was derived from the market price of our common stock.
• We established an aggregate level of restricted stock unit awards that was within the peer group run rate for such awards and that did not produce a level of stock plan overhang that was greater than that of the peer group.
• We attempted to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, by the use of shareholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
• We prohibit the backdating or spring-loading of equity awards. To further that goal, we generally grant only time-based restricted stock units once a year to existing employees on or around the annual shareholder meeting date, and performance-based restricted stock unit opportunities generally are established at the beginning of the fiscal year within the time constraints required under Section 162(m) of the Code.
• We prohibit repricing of previously granted option or stock awards without shareholder approval.
The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Elements of Compensation
Compensation arrangements for our Named Executive Officers under our fiscal 2009 compensation program consisted of five components: (a) a base salary; (b) a formula-based, shareholder-approved cash bonus program intended to be compliant with Code Section 162(m) to the extent practicable; (c) the grant of equity incentives in the form of time-based restricted stock units; (d) the grant of additional equity incentives in the form of performance-based and time-based restricted stock units; and (e) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) and employee stock purchase plans. With respect to equity awards for fiscal 2010, we expect to follow grant practices similar to those used in fiscal 2009, although we reserve the right to modify such grant practices if we think it is in the Company’s best interest to do so.
Base Salaries
The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median level for the comparable position of the peer group. With respect to fiscal year 2009, the Committee believes that the base salaries of the Named Executive Officers were at or near the median base salaries of the peer group comparable positions. For fiscal year 2010, the Committee does not expect to adjust the base salaries of the Named Executive Officers from fiscal 2009 levels (see “Compensation Program Design,” above).
Cash Incentive Opportunities
A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and linked to the Company’s operating performance. For fiscal 2009, annual cash bonus award opportunities were based on only one metric — Company non-GAAP operating profit from continuing operations excluding gain or loss from divestitures and restructuring charges. The decision to use a single metric was due to the strategic restructuring announced in May 2008, pursuant to which we reduced or eliminated our investments in wireless systems, including cellular transceivers and global positioning systems solutions. The Committee believed that a simple performance-based, easily understood metric should be used for fiscal 2009 so that each employee had a clear focus on our performance objectives. A threshold, target and maximum level of operating profit was established. No bonuses could be earned unless the threshold level was achieved. At target, each Named Executive Officer was eligible to earn 100% of his respective target bonus. At maximum, each Named Executive Officer was eligible to earn 200% of his respective target bonus. If the maximum level was exceeded, no additional bonuses would be paid. All bonuses were self-funding, meaning that the operating profit levels established for threshold, target, and maximum amounts were determined net of the bonus accruals.
Although the same cash bonus determination criteria were used for the Named Executive Officers in fiscal 2009 as for all other employees, the Named Executive Officers’ cash bonus awards were tied to results for the entire fiscal year, while those of the majority of our other employees were measured at the end of two six-month periods. Therefore, based on the Company’s performance for the six months ended September 27, 2008, these employees earned a cash bonus award for the first six months of fiscal year 2009 while our Named Executive Officers did not. In determining the amount of cash bonuses to be awarded to these employees, the Committee made certain adjustments to operating profit to eliminate the effects of generally non-recurring, one-time events that included the sale of investments in securities of other companies, acquisition-related expenses, sale or disposal of assets no longer in service and certain non-cash equity compensation charges reported under the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which we refer to as SFAS 123(R). In addition, no revenues or expenses associated with the Company’s transceiver business products were included, since as noted above the Company began reducing or eliminating its investments in wireless systems, including this product line, during fiscal year 2009.
Beginning early in the Company’s third fiscal quarter (October 2008), global economic conditions deteriorated swiftly and adversely affected the Company’s operating results for not only the second six-month measurement period, but for the entire 2009 fiscal year. As a result, in May 2009 the Committee determined that the Named Executive Officers had earned no cash bonus awards with respect to fiscal 2009 and that our other employees earned no cash bonus awards for the second six-month measurement period of fiscal 2009.

Cash bonuses for our Named Executive Officers, as well as for all of our other employees, are awarded pursuant to our Cash Bonus Plan and were capped by the Committee (for both fiscal 2009 and fiscal 2010) at two times each employee’s respective bonus target. No minimum bonus is guaranteed. For fiscal year 2009, our compensation program was structured to provide our Named Executive Officers with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation between the 50th and 75th percentile level of the peer group comparable positions. For fiscal 2009, the Committee believes that the total cash compensation earned by the Named Executive Officers as a group was below the peer group 50th percentile (see “Role of the Compensation Consultant,” above) because no cash bonus awards were earned or paid.
For fiscal 2010, the Committee established three separate cash bonus award components.  For the first component, which applies to a select group of senior managers including each Named Executive Officer, the Committee will measure the improvement, if any, in designated manufacturing fixed costs and operating expenses during the first and second quarters of fiscal 2010 as compared to designated periods in fiscal 2009.  If the designated costs and expenses are reduced by at least a designated amount in each of the first two quarters of fiscal 2010, each Named Executive Officer will be eligible to receive a cash bonus equal to 70% of his fiscal 2010 target bonus percentage.  The fiscal 2010 target bonus percentage for each of the Company’s Named Executive Officers, which has been established by the Committee as a percentage of each Named Executive Officer’s fiscal 2010 annual base salary, is 100% for Mr. Bruggeworth and 75% for each of the other Named Executive Officers.  There is no opportunity to earn a pro rata portion of this component of the fiscal 2010 cash bonus awards.
Eligibility for the second and third components of the fiscal 2010 cash bonus awards will be based on two six-month performance periods.  The Committee has determined that the performance metric for the first and second quarters of fiscal 2010 is “free cash flow” (net cash provided by operating activities minus property and equipment expenditures).  Each Named Executive Officer has the opportunity to earn a cash bonus award in an amount between 70% and 130% of one-half of his annual fiscal 2010 target bonus percentage, depending on the Company’s level of free cash flow during the first two quarters of fiscal 2010.  Unlike the first cash bonus component discussed above, the amount of the second component of the fiscal 2010 cash bonus awards will be pro rated for performance between thresholds.  The Committee expects to establish the third component of the fiscal 2010 cash bonus awards for the third and fourth quarters of fiscal 2010, which is also expected to be pro rated for performance between thresholds, during the third quarter of fiscal 2010.
As was the case during fiscal 2009, the Committee has capped the fiscal 2010 potential cash bonus awards at two times each employee’s respective bonus target. Adjustments may be made to free cash flow and manufacturing fixed costs and operating expenses to eliminate the effects of generally non-recurring, one-time events that may include, but are not limited to, the sale of investments in securities of other companies, acquisition-related expenses, sale or disposal of assets no longer in service and certain non-cash equity compensation charges reported under SFAS 123(R). In order to deduct for tax purposes the bonus compensation, the bonus program is shareholder-approved and intended to qualify under Code Section 162(m) to the extent practicable.
The target levels of operating profits for fiscal 2009, and designated manufacturing fixed costs and operating expenses and free cash flow for fiscal 2010, were derived from the Company’s internal operating plans, which are not disclosed publicly for competitive reasons. These target levels constitute confidential commercial and strategic financial information, and the Company believes that disclosure of these targets would result in competitive harm to the Company. The Committee believes that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. The Committee also believes, at the time the performance goals were established, that performance at a level above the target level would be difficult, but not impossible, to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.
Retention and Incentive Equity Awards
We believe that substantial equity ownership encourages management to take actions favorable to the medium- and long-term interests of the Company and its shareholders. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers. We currently grant unvested restricted stock units annually in connection with the Company’s annual meeting of shareholders. The restricted stock units are granted under our 2003 Stock Incentive Plan, which we refer to as the 2003 Plan. Under the 2003 Plan, no participant may be granted awards in any 12-month period for more than 800,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award). We believe that equity awards provide important medium-term and long-term incentives for our Named Executive Officers and align their interests with the interests of the Company and its shareholders.
For fiscal 2009, we used a combination of time-based restricted stock units, which vest over four years, and performance-based restricted stock units, which vest over three years if earned. The time-based restricted stock units are intended to provide economic retention incentives and the performance-based restricted stock units are intended to provide long-term incentives for creation of shareholder value. For fiscal 2010, we currently intend to use the same combination of time-based restricted stock units and performance-based restricted stock units as we used in fiscal 2009.
For fiscal 2009, we awarded performance-based shares of our common stock to certain members of the executive management team, including our Named Executive Officers. A significant portion of the value of each Named Executive Officer’s equity award was linked to milestones on projects or key initiatives that we felt had a strong potential to impact longer-term shareholder value creation. The milestones were objectives that had to be met during fiscal 2009, based on multi-year, longer-term goals, to help ensure the Company’s continued performance as an industry leader. The achievement of these goals, as determined by the Committee, was team-based and applied to the executive management team as a group. There were no individually-based goals.
The fiscal 2009 milestones consisted of six objectives for achievement during the year relating to the successful and timely completion of specified integration tasks for companies acquired in late fiscal 2008 and early fiscal 2009, implementation of specified new manufacturing processes, specific product development and specific platform technology development. The targeted amount of shares of our common stock subject to restricted stock units that could be earned by each Named Executive Officer was established by the Committee in May 2008 for each Named Executive Officer. No performance-based restricted stock units could be earned unless at least two of the objectives were attained. If only two of the objectives were attained, then only 50% of the targeted amount of restricted stock units could be earned. If three or four objectives were achieved, then 75% and 100%, respectively, of the targeted amount of restricted stock units could be earned. The 100% value of this targeted number of restricted stock units represented approximately 37.5% of the value of each Named Executive Officer’s anticipated fiscal year 2009 total equity awards. If five or six objectives were achieved, then each Named Executive Officer could earn 125% or 150%, respectively, of the targeted number of restricted stock units shares. Upon completion of fiscal year 2009, the Committee determined that five of the six objectives had been achieved. Accordingly, each member of the executive management team was awarded 125% of his or her targeted number of performance-based restricted stock units. The shares of our common stock subject to restricted stock units earned by each Named Executive Officer will vest over a three-year period, with 50% vesting on the first anniversary of the award date and the remaining 50% vesting in equal installments on each of the next two anniversary dates, as long as the Named Executive Officer is still employed by or providing services to us on each such anniversary date. For fiscal 2009, the number of performance-based shares of our common stock subject to restricted stock units earned by each Named Executive Officer, subject to the 2003 Plan equity cap discussed above, is shown in the “Grants of Plan-Based Awards” table, below.
In fiscal 2009, we granted time-based restricted stock units to certain members of the executive management team, including our Named Executive Officers.  These time-based restricted stock units were designed to promote executive retention and align the interests of our executives with those of our shareholders.  The amount of each award of time-based restricted stock units was determined by the Committee in August 2008 following our annual meeting of shareholders after consideration of (i) each officer’s base salary, cash bonus award opportunities, and performance-based restricted stock unit opportunities, (ii) past accomplishments and performance, (iii) overall responsibilities and anticipated performance required for the upcoming fiscal year, and (iv) peer group comparables.  The restricted stock units vest over a four-year period, with 25% vesting on each anniversary of the award date subject to continued employment on each vesting date.
For fiscal 2010, we have established a similar performance-based restricted stock unit program with six objectives relating to the successful development and launch of specific technologies and products and the completion of certain business consolidation mechanics. The number of shares of our common stock subject to restricted stock units to be earned by each Named Executive Officer, if any, will be determined following the end of fiscal year 2010 and will vest over a three-year period, with 50% vesting on the first anniversary of the award date and the remaining 50% vesting in equal installments on each of the next two anniversary dates, so long as the Named Executive Officer is still employed by or providing services to us on each such anniversary date. For fiscal 2010, the maximum number of performance-based shares of our common stock subject to performance-based restricted stock units that may be earned – 150% of the targeted number – by each Named Executive Officer is as follows: Mr. Bruggeworth, 571,500; Mr. Creviston, 297,600; Mr. Priddy, 214,350; Mr. Van Buskirk, 214,350; and Mr. Neal, 190,500.
In fiscal 2010, we again expect to grant time-based restricted stock units to certain members of the executive management team, including our Named Executive Officers, following our 2009 annual meeting.
Targeted levels of equity awards (including both performance-based and time-based awards) for each Named Executive Officer, as is the case with cash bonus awards, are established so that each individual has the opportunity to earn, if the maximum performance award levels are earned, a dollar value of equity awards that is between the 50th and 75th peer group comparative position percentile. As is the case with base salary and target bonus percentages, the target levels of performance-based and time based-restricted stock units for each Named Executive Officer are determined after consideration of (i) each officer’s base salary and cash bonus award opportunities, (ii) past accomplishments and performance, (iii) overall responsibilities and anticipated performance required for the upcoming fiscal year, and (iv) peer group comparables.
We believe that more specific disclosure of the aforementioned objectives on which the performance-based restricted stock units are based would result in competitive harm to the Company, because they contain commercial and strategic financial information. We believe that the level of performance required to satisfy any of the objectives in any given year should not be easily achievable, and typically would not be achieved all of the time. As for obtaining any awards greater than the target level of 100%, which would require satisfaction of five or six of the objectives, we believe that these payouts would be very difficult, but not impossible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given year may be different, and believe that the amount of the award should be appropriate for the performance, regardless of how often it may happen.
Other Employee Benefits
Our Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and eligibility to participate in our 401(k) and employee stock purchase plans. Although we historically have made employer contributions to our 401(k) plan, on December 1, 2008 we froze Company contributions to our 401(k) plan in fiscal year 2009, due to the adverse macroeconomic business environment. We do not maintain any deferred compensation plans.
Perquisites
Our Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that perquisites are viewed by some of the shareholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement the Company’s current compensation philosophy and structure.
Employment Agreements
Historically, we have not entered into employment agreements with any of our Named Executive Officers because we believe that employment agreements have not been necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, the Committee regularly reviews the need for employment agreements for some or all of our senior management team to help ensure that we remain competitive in our industry. In that regard, during fiscal 2009 the Committee determined that it was appropriate for us to enter into an employment agreement with our Chief Executive Officer, Mr. Bruggeworth. The Committee made this decision in order to help ensure that Mr. Bruggeworth devoted more of his time on longer term strategic initiatives that are in the best interests of the Company, including those that may not be in his personal best interests. The employment agreement is thus structured in a way that the Committee believed would foster and incentivize Mr. Bruggeworth to conduct an unbiased evaluation of all strategic alternatives that might be available to the Company. The terms of this agreement are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.” None of the other Named Executive Officers has entered into employment agreements with the Company.
Post-Termination Compensation
We have entered into change in control agreements with each of our Named Executive Officers and certain other members of our executive management team. We entered into these agreements in order to acknowledge the respective employee’s importance to the Company and its shareholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. During fiscal 2009, the Committee determined that it was appropriate for us to enter into amended and restated change in control agreements with each of our Named Executive Officers and certain members of our executive management team in order to comply with certain tax requirements imposed under Section 409A of the Code, and to reflect developing best practices and changes deemed appropriate by the Committee. Additionally, Mr. Bruggeworth’s change in control agreement was amended to conform to certain terms of the employment agreement he entered into with the Company earlier in the fiscal year. The terms of these amended and restated change in control agreements are described in more detail below in the section entitled “Potential Payments Upon Termination or Change-in-Control.”
Conclusion
We believe our compensation program provides a balanced and stable foundation for achieving the Company’s intended objectives. During fiscal 2009, we successfully integrated several acquisitions made in late fiscal 2008 and early fiscal 2009 to achieve our longer-term product diversification and capacity expansion objectives. The strategic changes made in May 2008 to provide substantial cost savings and better product focus were successfully implemented and the savings were being realized by the end of the second quarter. However, starting in the third quarter of fiscal 2009, the Company began suffering from the global recession, and the ensuing negative variances resulting from underutilized manufacturing capacity and the significant expenses resulting from plant closings and asset impairment charges (resulting in a second restructuring that we implemented during fiscal 2009) masked the operating savings successes achieved in the first half of the fiscal year. Thus, the Committee determined that management had not earned cash bonuses for performance in fiscal 2009.
The objectives achieved under the performance-based restricted share program during fiscal 2009 provided us with valuable new product designs, manufacturing platforms and fully integrated new product line acquisitions designed to achieve strong future performance. Management, including our Named Executive Officers, was rewarded for these significant accomplishments with the grant of performance-based restricted stock units for shares of our common stock.
Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. The swift, decisive actions taken by our management team in the third and fourth fiscal quarters in response to the global economic crisis are a manifestation of widespread Company teamwork. We believe that our combination of shorter term cash incentive awards and longer term service-based and performance-based restricted stock units will help us achieve our long-term goals and will better align the interests of the executive management team, including the Named Executive Officers, with those of the Company and its shareholders during fiscal 2010.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2009 by incorporation by reference to this proxy statement.
Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of the Company’s previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.
The Compensation Committee
John R. Harding (Chairman)
Daniel A. DiLeo
Dr. Albert E. Paladino
Walter H. Wilkinson, Jr.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended March 28, 2009. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers serving the Company at March 28, 2009, as determined by their total compensation in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation	Total
		Salary	(1)	(2)	(3)	(4)	Compensation
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)

Robert A. Bruggeworth,	2009	609,139	2,465,431	115,088	0	2,832	3,192,490
President and Chief Executive	2008	586,731	1,197,875	885,698	0	6,906	2,677,210
Officer	2007	562,696	745,609	1,531,407	1,024,107	6,885	3,870,704

William A. Priddy, Jr., Chief Financial Officer,	2009	329,310	1,002,004	51,323	0	4,740	1,387,377
Corporate Vice President of	2008	311,539	597,408	419,354	0	6,833	1,335,134
Administration and Secretary	2007	298,501	414,308	682,924	408,947	5,840	1,810,520

Steven E. Creviston, Corporate Vice President and	2009	359,233	1,308,909	46,657	0	3,715	1,718,514
President of Cellular Products	2008	328,951	679,466	409,882	0	6,338	1,424,637
Group	2007	288,273	429,585	665,233	394,934	5,860	1,783,885

Jerry D. Neal, Executive Vice President of	2009	337,483	774,652	51,323	0	0	1,163,458
Marketing and Strategic	2008	324,022	507,854	419,354	0	0	1,251,230
Development	2007	310,617	323,127	682,924	425,545	0	1,742,213

Robert M. Van Buskirk, Corporate Vice President and President of Multi-Market	2009	375,000	2,378,873	0	0	4,304	2,758,177
Products Group (5)	2008	126,923	229,498	0	0	2,163	358,584

(1)	Represents the compensation cost of restricted stock units for financial reporting purposes for the fiscal year under SFAS 123(R), rather than an amount paid to or realized by the Named Executive Officer, disregarding the estimate of forfeitures related to service-based vesting conditions. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended March 28, 2009 (the “10-K”) for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. The time-based restricted stock units granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such restricted stock units granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these units over the vesting period of the restricted stock units. For restricted stock units granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these units upon grant. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(2)	Represents the compensation cost of stock options for financial reporting purposes for the fiscal year under SFAS 123(R), rather than an amount paid to or realized by the Named Executive Officer, disregarding the estimate of forfeitures related to service-based vesting conditions. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. The stock options granted to the Named Executive Officers generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise). For such stock options granted prior to the adoption of SFAS 123(R), the Company will continue to recognize the expense related to these options over the vesting period of the option. For stock options granted or modified after the adoption of SFAS 123(R), the Company will recognize the expense for these awards upon grant. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(3)	Represents amounts paid under the Company’s Cash Bonus Plan.

(4)	Represents amounts contributed by the Company to the accounts of the Named Executive Officers under the Company’s 401(k) plan. The Company suspended Company contributions to the 401(k) plan effective for payroll periods ending on or after December 1, 2008.

(5)	Mr. Van Buskirk joined the Company in November 2007 as Corporate Vice President and President of Multi-Market Products Group.
GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information on stock options, restricted stock units and plan-based cash incentive awards granted in or earned with respect to fiscal year 2009 to each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized. The amount of these awards that was expensed in 2009 in accordance with SFAS 123(R) is shown in the Summary Compensation Table on page 25.

									Grant
									Date
									and
									Fair
									Value of
									Stock
		Estimated Possible Payouts Under						All Other Stock	and
		Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under			Awards:	Option
		(2)			Equity Incentive Plan Awards (3)			Number of	Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock	($)
Name	(1)	($)	($)	($)	(#)	(#)	(#)	or Units (#) (4)	(5)
Robert A. Bruggeworth	N/A	0	609,139	1,218,278	190,500	381,000	571,500
	3/30/2008							120,000	750,000
	7/30/2008							329,900	960,009

William A. Priddy, Jr.	N/A	0	246,983	493,965	71,450	142,900	214,350
	3/30/2008							58,000	362,500
	7/30/2008							123,700	359,967

Steven E. Creviston	N/A	0	269,425	538,850	99,200	198,400	297,600
	3/30/2008							58,000	362,500
	7/30/2008							171,800	499,938

Jerry D. Neal	N/A	0	253,112	506,225	63,500	127,000	190,500
	3/30/2008							58,000	362,500
	7/30/2008							110,000	320,100

Robert M. Van Buskirk	N/A	0	281,250	562,500	71,450	142,900	214,350
	7/30/2008							123,700	359,967

(1)	All equity awards granted to Named Executive Officers in fiscal year 2009 were made pursuant to the 2003 Plan.

(2)	Each of the Named Executive Officers participates in our Cash Bonus Plan. The annual cash incentive award earned by each Named Executive Officer in fiscal 2009, which was $0 for all Named Executive Officers, is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” The annual cash incentive opportunities available under the Cash Bonus Plan are described in greater detail under “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities.”

(3)	Represents the number of shares of performance-based restricted stock granted with respect to performance in fiscal 2009 under the 2003 Plan. Under the 2003 Plan, no participant may be granted awards in any 12-month period for more than 800,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award). These awards were awarded on May 6, 2009, after it was determined that five of the six performance objectives had been met. These awards vest in three installments, with 50% vesting on the first anniversary date, and the remaining 50% vesting in equal installments on each of the next two anniversary dates, as long as the Named Executive Officer is still employed by or providing services to the Company on each such anniversary date. The awards of performance-based restricted stock were granted as follows: Mr. Bruggeworth, 470,100 shares; Mr. Priddy, 178,625 shares; Mr. Creviston, 248,000 shares; Mr. Neal, 158,750 shares; and Mr. Van Buskirk, 178,625 shares. For a detailed discussion of the performance-based restricted stock, see “Compensation Discussion and Analysis - Elements of Compensation – Retention and Incentive Equity Awards,” above.

(4)	These restricted stock units vest and are payable in shares of RFMD common stock after they are earned (in whole or in part) and no longer subject to forfeiture. The restricted stock units vest over a period of four years (with respect to the July 2008 time-based units) and three years (with respect to the March 2008 performance-based units) and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, the restricted stock units granted in fiscal 2009 to each Named Executive Officer generally will continue to vest over a period of four years (with respect to the July 2008 time-based units) and three years (with respect to the March 2008 performance-based units) as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(5)	Amounts presented represent the aggregate SFAS 123(R) values of our common stock awards granted during the year. The per-award SFAS 123(R) grant date fair value was $6.25 for restricted stock units granted on March 30, 2008 and $2.91 for restricted stock units granted on July 30, 2008. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the Named Executive Officer) or that the value on exercise will equal the SFAS 123(R) value.
Employee Benefit Plans
The discussion that follows describes the material terms of the Company’s principal equity plans in which the Named Executive Officers participate. The material terms of the employment agreement entered into by the Company and Mr. Bruggeworth in fiscal 2009 are described under “Potential Payments Upon Termination or Change in Control” below. The material terms of the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan in which Mr. Van Buskirk participates are described under “Equity Compensation Plan Information – Non-Shareholder Approved Plans” below.
2003 Stock Incentive Plan. The Company’s shareholders approved the 2003 Plan at the 2003 Annual Meeting of Shareholders. At the Company’s 2006 Annual Meeting of Shareholders, shareholders of the Company: (a) amended the 2003 Plan to (1) increase the aggregate number of shares issuable under the 2003 Plan by 15,000,000, (2) increase the maximum number of shares that may be issued pursuant to the exercise of incentive stock options by 15,000,000, and (3) modify the list of performance factors that may apply to performance-based awards granted to “covered employees” (generally the chief executive officer and the three other highest compensated executive officers other than the principal executive officer or the principal financial officer) under Code Section 162(m) and related regulations; and (b) re-approved the 2003 Plan’s eligibility and participant award limitations for Code Section 162(m) purposes.
The maximum number of shares issuable under the 2003 Plan may not exceed the sum of (a) 24,300,000 shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2003 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. Awards that may be granted under the plan include incentive options and non-qualified options, stock appreciation rights, restricted stock awards and restricted units, and performance awards and performance units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. No awards may be granted under the plan after July 21, 2013. The plan is administered by the Compensation Committee upon delegation from the Board. Subject to the terms of the plan, the Compensation Committee has authority to take any action with respect to the plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.
1999 Stock Incentive Plan. The 1999 Plan provides for the issuance of a maximum of 16,000,000 shares of common stock (as adjusted to reflect stock splits) pursuant to awards granted under the plan. Awards may include incentive options and non-qualified options, stock appreciation rights, and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting the Company’s capitalization. The 1999 Plan is also administered by the Compensation Committee and was replaced by the 2003 Plan.
1997 Key Employees’ Stock Option Plan. The Company’s 1997 Key Employees’ Stock Option Plan provides for the grant of incentive options and non-qualified options to purchase common stock to key employees and independent contractors in the Company’s service. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 10,400,000 shares (as adjusted to reflect stock splits), subject to adjustment upon certain events affecting the Company’s capitalization. This plan is also administered by the Compensation Committee. Awards may no longer be granted under the 1997 Plan.
Employee Stock Purchase Plan. The Company’s ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423.  The ESPP is intended to encourage stock ownership through means of payroll deductions.  All U.S. full-time employees (including the Named Executive Officers) are eligible to participate after being employed for three months.  An aggregate of 8,000,000 shares of common stock has been reserved for issuance under the ESPP, subject to certain anti-dilution adjustments. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration. The ESPP is administered by the Compensation Committee.
For a discussion of the objective performance goals and related considerations with respect to the May 2009 grants of performance-based restricted stock, see “Compensation Discussion and Analysis – Elements of Compensation – Retention and Equity Incentive Awards.” For a discussion of our Named Executive Officers’ base salaries and bonuses in proportion to their total compensation, see “Compensation Discussion and Analysis – Compensation Decision-Making Processes – Other Compensation Policies” and “Compensation Discussion and Analysis – Conclusion.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock units held by the Company’s Named Executive Officers on March 28, 2009. This table does not include the grants of performance-based restricted stock units made to each Named Executive Officer on May 6, 2009, which were made after our 2009 fiscal year end but were earned with respect to performance in fiscal 2009. The actual number of performance-based restricted stock units earned by each Named Executive Officer with respect to our fiscal 2009 performance is disclosed in footnote 3 to the “Grants of Plan-Based Awards” table above.

Option Awards							Stock Awards
								Market
			Number of	Number of				Value of
			Securities	Securities			Number of	Shares or
			Underlying	Underlying			Shares or	Units of
			Unexercised	Unexercised	Option		Units of Stock	Stock That
			Options	Options	Exercise		That Have Not	Have Not
			(#)	(#)	Price	Option	Vested	Vested
			Exercisable	Unexercisable	($)	Expiration	(#)	($)
Name	Grant Date		(1)	(2)	(3)	Date (4)	(5)	(6)
Robert A. Bruggeworth	7/30/2008						329,900	451,963
	3/30/2008						60,000	82,200
	8/9/2007		55,679	167,038	$6.31	8/9/2017	55,468	75,991
	8/1/2006		185,000	185,000	$6.15	8/1/2016	30,000	41,100
	3/20/2006	(7)					50,000	68,500
	8/9/2005		277,500	92,500	$5.97	8/9/2015	20,000	27,400
	7/27/2004		150,000	0	$5.80	7/27/2014	10,000	13,700
	8/19/2003		150,000	0	$8.48	8/19/2013	0	0
	1/27/2003		100,000	0	$6.08	1/27/2013	0	0
	10/10/2002		108,000	0	$5.60	10/10/2012	0	0
	9/13/2002		100,000	0	$6.95	9/13/2012	0	0
	5/13/2002		64,000	0	$16.05	5/13/2012
	1/29/2002		100,000	0	$19.01	1/29/2012	0	0
	9/28/2001		100,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	10/19/2000		40,000	0	$14.25	10/19/2010
	5/3/2000		23,260	0	$49.75	5/3/2010
	10/27/1999		40,000	0	$21.94	10/27/2009
	9/20/1999		64,000	0	$25.88	9/20/2009

William A. Priddy, Jr.	7/30/2008						123,700	169,469
	3/30/2008						29,000	39,730
	8/9/2007		26,911	80,736	$6.31	8/9/2017	27,041	37,046
	8/1/2006		82,500	82,500	$6.15	8/1/2016	20,250	27,743
	3/20/2006	(7)					20,000	27,400
	8/9/2005		123,750	41,250	$5.97	8/9/2015	13,500	18,495
	7/27/2004		100,000	0	$5.80	7/27/2014	6,750	9,248
	8/19/2003		100,000	0	$8.48	8/19/2013	0	0
	10/10/2002		90,000	0	$5.60	10/10/2012	0	0
	5/13/2002		45,000	0	$16.05	5/13/2012
	9/28/2001		80,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	5/3/2000		55,824	0	$49.75	5/3/2010
	3/29/1999		60,000	0	$10.47	3/29/2009

Steven E. Creviston	7/30/2008						171,800	235,366
	3/30/2008						29,000	39,730
	8/9/2007		26,911	80,736	$6.31	8/9/2017	35,791	49,034
	8/1/2006		82,500	82,500	$6.15	8/1/2016	20,250	27,743
	3/20/2006	(7)					26,667	36,534
	8/9/2005		112,500	37,500	$5.97	8/9/2015	13,500	18,495
	7/27/2004		95,000	0	$5.80	7/27/2014	6,750	9,248
	8/19/2003		95,000	0	$8.48	8/19/2013	0	0
	10/10/2002		57,000	0	$5.60	10/10/2012	0	0
	9/28/2001		65,000	0	$15.73	9/28/2011	0	0
	10/19/2000		42,000	0	$14.25	10/19/2010
	10/27/1999		30,000	0	$21.94	10/27/2009

Jerry D. Neal	7/30/2008						110,000	150,700
	3/30/2008						29,000	39,730
	8/9/2007		26,911	80,736	$6.31	8/9/2017	27,041	37,046
	8/1/2006		82,500	82,500	$6.15	8/1/2016	20,250	27,743
	8/9/2005		123,750	41,250	$5.97	8/9/2015	13,500	18,495
	7/27/2004		105,000	0	$5.80	7/27/2014	6,750	9,248
	8/19/2003		95,000	0	$8.48	8/19/2013	0	0
	10/10/2002		76,000	0	$5.60	10/10/2012	0	0
	5/13/2002		51,000	0	$16.05	5/13/2012
	9/28/2001		80,000	0	$15.73	9/28/2011	0	0
	4/2/2001		11,000	0	$11.69	4/2/2011
	5/3/2000		74,432	0	$49.75	5/3/2010
	3/29/1999		80,000	0	$10.47	3/29/2009

Robert M. Van Buskirk	7/30/2008						123,700	169,469
	11/14/2007						95,238	130,476
	8/10/2006						178,480	244,518

(1)	Options granted on or after March 27, 2001 generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Options granted prior to March 27, 2001 generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant, subject to continued employment. However, on March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of the Company’s common stock on NASDAQ on March 24, 2005. In the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(2)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, in the event of termination of employment other than for cause (and unless the administrator of the 2003 Plan determines otherwise), options and restricted stock units granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term.

(3)	The option price is equal to the closing price of the Company’s common stock as reported by NASDAQ on the trading date immediately preceding the grant date.

(4)	Options expire 10 years after grant.

(5)	Restricted stock units granted before fiscal 2009 generally vest over a period of five years and any unvested portion of such units is generally forfeited upon termination of employment. Time-based restricted stock units granted during fiscal 2009 generally vest over a period of four years and any unvested portion of such units is generally forfeited upon termination of employment. Performance-based restricted stock units granted during fiscal 2009 generally vest over a period of three years and any unvested portion of such units is generally forfeited upon termination of employment. In the event of termination of employment other than for cause, the restricted stock units granted after July 2003 to each Named Executive Officer generally will continue to vest over a period of five years (if granted before fiscal 2009), four years (if time-based and granted during fiscal 2009) or three years (if performance-based and granted during fiscal 2009) as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).

(6)	Based upon $1.37, which was the closing price of the Company’s common stock as reported by NASDAQ on March 27, 2009, the last trading day of the Company’s fiscal year, multiplied by the number of shares subject to restricted stock units that had not yet vested.

(7)	On March 20, 2006, the Compensation Committee granted restricted stock units to three of the Named Executive Officers to reward them for past performance and as a retention device for future service. These restricted stock units vest in three equal installments on the second, third and fourth anniversaries of the date of grant and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, these restricted stock units generally will continue to vest as if the Named Executive Officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).
OPTION EXERCISES AND STOCK VESTED TABLE
The table below shows the number of shares of our common stock acquired during fiscal year 2009 by the Named Executive Officers upon the exercise of stock options and vesting of restricted stock units.

Option Awards			Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting (#)	Vesting ($)
Name	(#) (1)	($) (2)	(3)	(4)
Robert A. Bruggeworth	—	—	152,923	359,474
William A. Priddy, Jr.	10,361	7,052	76,487	192,502
Steven E. Creviston	—	—	84,154	203,044
Jerry D. Neal	196,479	171,819	56,237	171,194
Robert M. Van Buskirk	—	—	44,620	145,907

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise price of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of our common stock on the date of exercise, rounded to the nearest dollar, multiplied by the number of shares acquired upon exercise.

(3)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding a number of shares upon vesting to satisfy the applicable withholding taxes. However, participants are currently required to pay taxes due upon vesting in cash.

(4)	Values represent the market value of our common stock on the vesting date, rounded to the nearest dollar, multiplied by the number of shares vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
As described above in the “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements” section, Mr. Bruggeworth is the only Named Executive Officer who has an employment agreement with the Company. The employment agreement and the change in control agreements, as amended, between the Named Executive Officers and the Company are discussed below under the heading “Individual Agreements.”
The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on March 27, 2009 and the price per share of our common stock on the date of termination was $1.37, which was the closing price of our common stock on March 27, 2009 (the last business day of the fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Equity Awards
Under the Company’s equity incentive plans, the option holder generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of 365 days. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of 365 days. If the option holder is terminated for cause, all options are cancelled immediately. However, options granted to the Named Executive Officers after July 2003 generally will continue to vest pursuant to the same vesting schedule, in the event of termination of employment other than for cause, as if such individual had remained an employee of the Company and, with respect to such options, the vested portions will be exercisable for the full option term (unless the administrator of the 2003 Plan determines otherwise).
401(k) Savings Plan
The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to U.S. employees, which includes each of our Named Executive Officers. For payroll periods ending before December 1, 2008 the Company matched up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions over a five-year period. The Company suspended matching contributions to the 401(k) plan on December 1, 2008.
Employee Stock Purchase Plan
Upon termination of employment, all amounts in the participant’s account are paid to the participant.
Medical Benefits
All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.
Individual Agreements
Employment Agreement with Mr. Bruggeworth. On November 10, 2008, we entered into an employment agreement, dated as of November 12, 2008 (the “Effective Date”), with Mr. Bruggeworth, our President and Chief Executive Officer (the “Employment Agreement”).  The term of the Employment Agreement continues until the earliest of (i) November 11, 2010 (as extended as described in the following sentence); (ii) Mr. Bruggeworth’s death; (iii) termination by the Company for “Cause,” as defined in the Employment Agreement or otherwise upon 30 days notice; (iv) termination by Mr. Bruggeworth for “Good Reason,” as defined in the Employment Agreement or otherwise on 30 days notice; or (v) the end of any 180-day Disability Period, as defined in the Employment Agreement.  The Employment Agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the Employment Agreement.
Under the Employment Agreement, Mr. Bruggeworth is entitled to an annual base salary of $610,000, which amount will be reviewed annually by the Board and may be increased or reduced by the Board if part of a salary reduction plan for similarly situated officers.  Mr. Bruggeworth also is eligible to receive the following compensatory benefits:
•	A bonus opportunity under the Cash Bonus Plan for each performance period during the term of the Employment Agreement. The target annual bonus opportunity in each performance period is unchanged and cannot be less than 100% of Mr. Bruggeworth’s base salary.

•	The opportunity to receive periodic grants of equity compensation under the 2003 Plan or successor equity plans, in the Compensation Committee’s discretion so long as he is treated similarly to other senior executive officers.

•	The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with Company policies as in effect from time to time.
If the Employment Agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:
•	Termination for any Reason: Mr. Bruggeworth would be entitled to receive (i) base salary through the date of termination; (ii) any previously earned but unpaid bonus under the Cash Bonus Plan for a completed performance period; (iii) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (iv) unpaid paid time off per Company policy.

•	Termination due to Death or Total Disability: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any Reason” plus the greater of his accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro rated based on the termination date.

•	Termination by Company without Cause or by Mr. Bruggeworth with Good Reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any Reason” plus (i) salary continuation equal to two times base salary; (ii) his accrued annual bonus (payable after end of performance period), pro rated based on the termination date; (iii) a special bonus equal to two times his target annual bonus; (iv) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (v) equity awards (other than performance-based equity awards) will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (vi) performance-based equity awards will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant; and (vii) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

•	Termination by the Company for Cause or by Mr. Bruggeworth without Good Reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any Reason,” and the term of his employment would cease.

•	Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the Employment Agreement following Mr. Bruggeworth’s termination.
The Employment Agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth.  He is required to assist in any Company litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition, and nonsolicitation covenants contained in the Employment Agreement.
Further, the Employment Agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the Employment Agreement and all other plans or arrangements of the Company (i) constitute “parachute payments” under Section 280G of the Code, and (ii) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, the Company will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed.  If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.
The Employment Agreement also contains certain forfeiture and recoupment rights.  Generally, during the term of the Employment Agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (i) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (ii) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (iii) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately be paid to the Company; (iv) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to the Company; and (v) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited.  The Company also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth.  For purposes of the Employment Agreement, “Prohibited Activity” includes (i) violation of certain restrictive covenants; (ii) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse the Company under Section 304 of the Sarbanes-Oxley Act of 2002; or (iii) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company.  “Prohibited Activity Term” means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and continuing without time limitation.
Change in Control Agreements. The Company has entered into change in control agreements with each of the Named Executive Officers. The terms and conditions of the change in control agreements are substantially the same, except for certain differences described below.
Under the terms of each change in control agreement, if a change in control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change in control, then the individual is entitled to certain compensation payments and benefits. A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of the Company to continue certain benefits and certain relocations).
Effective June 9, 2005, each change in control agreement (except Mr. Van Buskirk’s agreement, which was not entered into until November 2007) was amended to make certain technical changes to the definition of “change in control.” As amended, a “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 40% or more of the outstanding common stock of the Company, the merger or consolidation of the Company with or into another corporation in which the holders of common stock immediately prior to the merger or consolidation have voting control over less than 60% of the surviving corporation outstanding immediately after such merger or consolidation, the sale of all or substantially all of the assets of the Company or a change in the composition of a majority of the Board of the Company within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
The change in control agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit. To the extent the severance benefit as defined below exceeds the separation pay limit; the severance benefit will be paid within 30 days following the date of termination. The remaining portion of the severance benefit will be paid in periodic installments over two years following the termination. The severance benefit is equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination plus (b) two times the target annual bonus opportunity as defined in the Company’s Cash Bonus Plan for the year in which the date of termination occurs. The separation pay limit is equal to two times the lesser of (1) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year for the termination and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan.
The change in control agreements for the remaining executive and other officers provide that, upon a qualifying termination after a change in control, the Company will pay a severance benefit. To the extent the severance benefit as defined below exceeds the separation pay limit, the severance benefit will be paid within 30 days following the date of termination. The remaining portion of the severance benefit will be paid in periodic installments over the one-year period following the termination. The severance benefit is equal to the sum of (a) one (or, in the case of Mr. Van Buskirk, one and one half) times the highest annual rate of base salary during the 12-month period (or, in the case of Mr. Van Buskirk, the 18-month period) before termination plus (b) one times the target annual bonus opportunity as defined in the Cash Bonus Plan for the year in which the date of termination occurs. All of the change in control agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.
In addition, the agreements provide that upon a qualifying termination after a change in control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also would be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change in control agreement are deemed excess parachute payments for federal income tax purposes. The change in control agreements also provide that the Company will continue to provide for one year (or eighteen months for Mr. Van Buskirk or two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide such individual with one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.
The change in control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.
On December 31, 2008, the Compensation Committee approved entering into Amended and Restated Change in Control Agreements (the “Amended Agreements”) with certain officers of the Company, including each of the Named Executive Officers.  The Agreements were amended and restated to comply with certain tax requirements imposed under Section 409A of the Code, and to reflect developing best practices and changes deemed appropriate by the Compensation Committee.  In addition, Mr. Bruggeworth’s Agreement was amended to conform to certain terms of the Employment Agreement he entered into with the Company earlier in fiscal 2009.
The material changes to Mr. Bruggeworth’s Agreement, as reflected in his Amended Agreement, were as follows.
•	The term of Mr. Bruggeworth’s Amended Agreement will end on the earliest of (a) December 31, 2009, subject to automatic renewal for additional one-year periods unless the Company gives notice to Mr. Bruggeworth that it does not wish to extend the Agreement; (b) the termination of Mr. Bruggeworth’s employment with the Company for any reason prior to the change in control; or (c) the end of a two-year period following a change in control and the fulfillment by the Company and Mr. Bruggeworth of all obligations under the Agreement.

•	The definition of “cause” was revised to conform to the definition in Mr. Bruggeworth’s Employment Agreement, including but not limited to the addition of the following additional triggers: (a) the repeated use of alcohol by Mr. Bruggeworth in a manner that materially interferes with the performance of his duties or the illegal use by Mr. Bruggeworth of a controlled substance; (b) any willful and material violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics and other similar codes, policies and guidelines adopted from time to time by the Board; and (c) Mr. Bruggeworth’s willful and material violation of the requirements of the Sarbanes-Oxley Act of 2002 or any other federal or state securities law, rule or regulation, including, without limitation, his engagement in any willful conduct that results in his obligation to reimburse the Company for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Company’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
•	The term “good reason” was revised to more closely conform to the definition in the Employment Agreement, including but not limited to the addition of an involuntary loss of Mr. Bruggeworth’s position as a member of the Board as a good reason trigger. In addition, a triggering event will only constitute “good reason” if Mr. Bruggeworth complies with certain notice provisions.

•	The provisions regarding payment of compensation upon termination of employment, continuation of benefits and reimbursement of certain expenses were amended to comply with the requirements of Code Section 409A.

•	The severance multiplier applicable to benefits payable to Mr. Bruggeworth upon a qualifying termination (two times his base salary plus two times his incentive bonus) was not altered, but the bonus amount to be included in such benefits was changed to be based upon Mr. Bruggeworth’s target annual bonus opportunity under the Company’s Cash Bonus Plan for the year in which his date of termination occurs, rather than the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination.

•	The provisions regarding “gross-up” payments were revised to conform to the Employment Agreement and the requirements of Section 409A of the Code. In addition, Mr. Bruggeworth’s Amended Agreement includes a gross-up payment for Code Section 409A tax liabilities that occur under certain circumstances.

•	The restrictive covenants were revised to conform to the Employment Agreement, including but not limited to the addition of (a) a provision requiring Mr. Bruggeworth to assist the Company in litigation; and (b) a prohibition on disparagement of the Company. In addition, the non-competition covenant was modified to prohibit Mr. Bruggeworth from competing with the Company anywhere in the United States for the term of the Amended Agreement and the compensation period thereunder.

•	A provision was added to clarify that the Company’s obligations under the Amended Agreement must be assumed by and be binding on any successor to the Company.

•	A provision was added to clarify that benefits (if any) paid under the Amended Agreement following Mr. Bruggeworth’s qualifying termination will offset benefits (if any) paid under the Employment Agreement.
The Amended Agreements for Messrs. Priddy, Creviston, Neal and Van Buskirk included changes substantially similar to the changes in Mr. Bruggeworth’s Amended Agreement, with the following exceptions:
•	Involuntary loss of Board membership is not a “good reason” trigger under their Amended Agreements.

•	The other Named Executive Officers’ Amended Agreements do not include a provision for gross-up payments for any Code Section 409A tax liabilities.

•	Benefits paid under the Amended Agreements for the other Named Executive Officers will not offset benefits paid under an employment agreement, since the other Named Executive Officers are not party to employment agreements with the Company. All of the Amended Agreements are subject to a general right of offset for any claim, right or action of the Company against the Named Executive Officer.
As with the Amended Agreement for Mr. Bruggeworth, the severance multiplier applicable to benefits payable upon a qualifying termination (two times base salary plus two times incentive bonus for Mr. Priddy, one and one-half times salary plus one times incentive bonus for Mr. Van Buskirk and one times base salary plus one times incentive bonus for Messrs. Creviston and Neal) has not been altered, but the bonus amount to be included in such benefits has been changed to be based upon one or two (as applicable) times the target bonus for the year in which the termination occurs rather than one or two (as applicable) times the average annual incentive bonus earned under any incentive bonus plan of the Company during the last three fiscal years before termination.
The following table sets forth information about potential payments to the Named Executive Officers, assuming that their employment was terminated following a change in control of the Company as of March 27, 2009 and that the price per share of our common stock on that date was $1.37.

Potential Payments Upon a Qualifying Termination after a Change in Control

		Robert A.	William A.	Steven E.	Jerry D.	Robert M.
Name		Bruggeworth	Priddy, Jr.	Creviston	Neal	Van Buskirk

Base Salary	(1)	$1,220,000	$660,006	$360,002	$338,002	$562,500
Bonus	(2)	1,218,278	493,966	269,425	253,112	281,250
Option Awards	(3)	0	0	0	0	0
Stock Awards	(4)	760,854	329,130	416,148	282,961	544,463
Benefits Continuation	(5)	25,696	24,884	12,513	8,999	9,087
Accrued Vacation	(6)	54,337	73,435	57,813	54,930	30,591
Total		$3,279,165	$1,581,421	$1,115,902	$938,004	$1,427,891

(1)	For Messrs. Bruggeworth and Priddy, the amount represents two times the highest annual rate of base salary during the 12-month period before termination. For Messrs. Creviston and Neal, the amount represents one times the highest annual rate of base salary during the 12-month period before termination. For Mr. Van Buskirk, the amount represents one and one half times the highest annual rate of base salary during the 18-month period before termination.

(2)	For Messrs. Bruggeworth and Priddy, the amount represents two times the target annual bonus opportunity as defined in the Cash Bonus Plan for the year of termination. For the other Named Executive Officers, the amount represents one times the target annual bonus opportunity as defined in the Company’s Cash Bonus Plan for the year of termination.

(3)	Represents the intrinsic value of unvested options as of March 27, 2009.

(4)	Represents the intrinsic value of unvested restricted stock units as of March 27, 2009.

(5)	Represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company at March 27, 2009.

(6)	Represents accrued vacation earned but not utilized.
Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination
The Named Executive Officers are not entitled to any payments from the Company in the event of resignation, severance with or without cause, retirement, or constructive termination except with respect to the following unvested option awards and restricted stock units that may continue to vest unless the Compensation Committee decides otherwise.

		Robert A.	William A.	Steven E.	Jerry D.	Robert M. Van
Name		Bruggeworth	Priddy, Jr.	Creviston	Neal	Buskirk

Option Awards	(1)	0	0	0	0	0
Stock Awards	(2)	$760,854	$329,130	$416,148	$282,961	$544,463
Total		$760,854	$329,130	$416,148	$282,961	$544,463

(1)	Represents the intrinsic value of unvested options as of March 27, 2009. Although unvested option awards could continue to vest, at March 27, 2009 the fair market value of the unvested option awards for each Named Executive Officer was $1.37 per share, which is lower than the exercise price of all such unvested option awards held by the Named Executive Officers. As such, the intrinsic value of the unvested option awards was $0.00 at March 27, 2009.

(2)	Represents the intrinsic value of unvested restricted stock units as of March 27, 2009.
DIRECTOR COMPENSATION
As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee directors for the year ended March 28, 2009.

Director Compensation for Fiscal Year Ended March 28, 2009

		Option
	Fees Earned or	Awards
	Paid in Cash	(1) (2) (3)	Total
Name	($)	($)	($)

Walter H. Wilkinson, Jr.	94,167	143,534	237,701
Daniel A. DiLeo	62,500	119,649	182,149
Jeffery R. Gardner	62,500	119,649	182,149
John R. Harding	69,167	152,388	221,555
Masood A. Jabbar (4)	0	0	0
David A. Norbury (5)	20,833	0	20,833
John L. Ocampo (6)	7,083	43,638	50,721
Dr. Albert E. Paladino	76,667	119,649	196,316
Casimir S. Skrzypczak	59,583	188,909	248,492
Erik H. van der Kaay	72,500	119,649	192,149

(1)	Represents the compensation cost of stock options for financial reporting purposes for the fiscal year under SFAS 123(R), rather than an amount paid to or realized by the director, disregarding the estimate of forfeitures related to service-based vesting conditions. See “Share-Based Compensation” in Note 2 to the Company’s consolidated financial statements set forth in the Company’s 10-K for the assumptions made in determining SFAS 123(R) values, as well as a description of any forfeitures. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(2)	At March 28, 2009, the aggregate number of shares subject to outstanding and unexercised options was: Mr. Wilkinson – 283,700 shares; Mr. DiLeo – 183,100 shares; Mr. Gardner – 143,100 shares; Mr. Harding – 121,850 shares; Mr. Norbury – 110,000 shares; Mr. Jabbar – 0 shares; Mr. Ocampo – 50,000 shares; Dr. Paladino – 274,768 shares; Mr. Skrzypczak – 173,732 shares and Mr. van der Kaay – 273,100 shares.

(3)	The per-share SFAS 123(R) grant date value was $2.25 for options granted to Dr. Paladino and Messrs. DiLeo, Gardner, Harding, Skrzypczak, van der Kaay and Wilkinson upon their re-election to the Board in at the 2008 Annual Meeting.

(4)	On March 25, 2009, the Board of Directors appointed Mr. Jabbar to serve as a director of the Company. As a newly elected director, Mr. Jabbar received a non-qualified option to purchase 50,000 shares of the Company’s common stock at an option price equal to the fair market value of our common stock. Subsequent to fiscal 2009 and in accordance with the 2006 Directors Stock Option Plan, the grant was made on April 1, 2009, five business days after Mr. Jabbar’s election to the Board.

(5)	Mr. Norbury did not stand for re-election at the 2008 Annual Meeting.

(6)	On November 16, 2007, the Board of Directors appointed Mr. Ocampo to serve as a director of the Company pursuant to the Sirenza Merger Agreement. On May 19, 2008, Mr. Ocampo tendered his resignation from the Company’s Board of Directors, effective immediately, in order to pursue other business interests.
Directors who are not Company employees are compensated for their service as a director as shown in the chart below:
Schedule of Director Fees for Fiscal Year Ended March 28, 2009

Compensation Item	Amount

Annual Retainers
Board Members	$50,000
Audit Committee	$7,500
Compensation Committee	$7,500

Compensation Item	Amount

Governance and Nominating Committee	$5,000
Chairman of the Board	$105,000
Audit Committee Chairman (Additional Fee)	$10,000
Compensation Committee Chairman (Additional Fee)	$10,000
Governance and Nominating Committee Chairman (Additional Fee) (1)	$0

(1)	The Chairman of the Board also serves as the Chairman of the Governance and Nominating Committee and receives no additional compensation for serving in that capacity.
Cash Compensation
Beginning in fiscal year 2009, the method of cash compensation for non-employee members of the Board of Directors was changed by eliminating meeting fees and paying a single annual retainer. The form of non-employee director compensation and the larger annual retainers were implemented as a result of a competitive pay analysis performed by DC&P, the independent compensation consultant retained by the Compensation Committee, and are designed to maintain the compensation for the Company’s non-employee directors at or near the median levels paid by other companies in the Company’s peer group. As a result of these changes, the cash compensation for non-employee members of the Board is at or near the median of that of other directors in our peer group.
Equity Compensation
In fiscal year 2006, the Board of Directors and the shareholders approved a new non-employee directors’ stock option plan, the 2006 Directors Stock Option Plan, which we refer to as the 2006 Plan. Under the terms of the 2006 Plan, each non-employee director who is first elected or appointed to the Board is eligible to receive a non-qualified option (the “Initial Option”) to purchase 50,000 shares of the Company’s common stock at an option price equal to the fair market value of our common stock (based on the closing sales price of the common stock on the day immediately preceding the date of grant, which grant is made on the fifth business day after the date of election or appointment to the Board). Initial Options vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant, subject to continued service on each vesting date. Initial Options granted under the 2006 Plan have a term of 10 years and vested options may be exercised at any time during that period. However, an Initial Option terminates if a participant’s service as a director is terminated for cause.
In fiscal 2009, each participating non-employee director who was re-elected also received an annual non-qualified option grant (the “Annual Option”) for 25,000 shares of common stock, except for the non-employee Chairman of the Board, who received an annual option for 30,000 shares of common stock. The option price for annual options is equal to the fair market value per share of our common stock (which equals the closing sales price of the common stock on the day immediately preceding the date of grant, which grant is made on the fifth business day after the date of re-election to the Board). Annual Options vest and become exercisable immediately on the date of grant. With respect to a new director who is first appointed or elected at an annual meeting of the shareholders, no Annual Option will be granted until the next annual meeting (assuming such director is re-elected at such annual meeting). With respect to a new director who is appointed or elected other than at an annual meeting of shareholders, the number of shares covered by the first Annual Option otherwise to be granted following the annual meeting of shareholders (assuming the director is re-elected at such annual meeting) would be reduced on a pro rata basis for each calendar quarter (or portion thereof) since the preceding annual shareholders meeting in which such a director was not in office. Like the Initial Option, an Annual Option granted under the 2006 Plan has a term of 10 years and may be exercised at any time during that period, although the option terminates if a participant’s service as a director is terminated for cause.
Non-employee directors are also eligible to receive discretionary stock-based awards, which may be granted under the Company’s 2003 Plan or the 2006 Plan. See “Employee Benefit Plans – 2003 Stock Incentive Plan,” above. The discretionary equity awards to non-employee directors in fiscal year 2009 were: Mr. Wilkinson — 33,700 shares; Mr. DiLeo – 28,100 shares; Mr. Gardner – 28,100 shares; Mr. Harding – 28,100 shares; Dr. Paladino – 28,100 shares; Mr. Skrzypczak – 14,050 shares; and Mr. van der Kaay – 28,100 shares. These options have an exercise price equal to the fair market value of the common stock at the time of grant and vest immediately.
In May 2009, the Board adopted a Director Compensation Plan, which formalized the Company’s non-employee director compensation terms, and also amended the 2006 Plan. Under the terms of these plans, effective for the 2010 fiscal year, non-employee directors may elect to receive equity awards in the form of 100% nonqualified options to purchase shares of our common stock, 100% restricted stock units, or RSUs, or 50% options and 50% RSUs. The value of the initial equity awards (options and RSUs combined) cannot exceed the total value of the initial options a director would otherwise be eligible to receive. Likewise, the value of annual equity awards cannot exceed the total value of the annual option a director otherwise would receive. For these purposes, “total value” is based on the number of shares that would otherwise be subject to an Initial Option or Annual Option, as the case may be, multiplied by the Black-Scholes value of the Initial Option or Annual Option. The Board approved this “cafeteria” plan feature following the recommendation of DC&P. The Director Compensation Plan also expressly permits the grant of supplemental options and supplemental RSUs. These supplemental awards can be designed to supplement initial or annual equity awards or they may be intended to serve as “stand-alone” awards, for instance, for extraordinary Board service. Supplemental RSUs will be granted under the 2003 Plan and supplemental options will be granted under the 2006 Plan.
Other Compensation
The Company reimburses all directors for expenses incurred in their capacity as directors.
A director who is a Company employee, such as Mr. Bruggeworth, does not receive any compensation for service as a director.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of March 28, 2009 relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of the Company’s common stock may be made from time to time.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities
Plan Category	warrants and rights	rights (1)	reflected in column (a))

Equity compensation plans approved by security holders	26,127,335	$7.45	14,322,649 (2)

Equity compensation plans not approved by security holders (3)	2,180,811	$1.22	3,641,417

Total	28,308,146 (4)		17,964,066

(1)	The weighted-average exercise price does not take into account restricted stock units because such units do not have an exercise price.

(2)	The total shares available for future grant in column (c) may be the subject of awards other than options, warrants or rights granted under the Company’s 2003 Stock Incentive Plan and the Company’s 1999 Stock Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our shareholders, please see “Employee Benefit Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the Employee Stock Purchase Plan.

(3)	For a more detailed description of these plans, please see “Non-Shareholder Approved Plans,” below.

(4)	Includes shares subject to issuance pursuant to outstanding stock options and restricted stock units if certain service-based and/or performance- and service-based conditions are met. For more detailed information, please see “Compensation Discussion and Analysis – Retention and Incentive Equity Awards,” above.
Non-Shareholder Approved Plans
RF Nitro Communications, Inc. 2001 Stock Incentive Plan.
In connection with our acquisition of RF Nitro in fiscal year 2002, we assumed outstanding options to purchase an aggregate of 34,767 shares of common stock and an outstanding restricted stock award for 17,356 shares of common stock issued under the RF Nitro Communications, Inc. 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides for the grant of incentive and non-qualified options and restricted stock awards to key employees, non-employee directors and consultants. The weighted average exercise price for the currently outstanding options is $2.16. The terms may be adjusted upon certain events affecting the Company’s capitalization.
Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan.

In connection with our acquisition of Sirenza in November 2007, we assumed the Sirenza Amended and Restated 1998 Stock Plan. This plan provides for the grant of options, stock purchase rights, stock appreciation rights, performance shares, performance units, restricted stock units and deferred stock units to employees, directors or consultants. The weighted average exercise price for the currently outstanding options is $1.22. As of March 28, 2009, 3,641,417 shares were available for issuance under the Sirenza 1998 Plan.
In connection with our acquisition of Sirenza, options to purchase Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into options to purchase our common stock that are subject to the same vesting and other conditions that applied to the Sirenza options immediately prior to the acquisition. Performance share awards (“PSAs”) for Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into contingent rights to acquire our common stock that are subject to the same vesting and other conditions that applied to the Sirenza PSAs immediately prior to the acquisition. Shares of Sirenza common stock underlying restricted stock awards (“RSAs”) that were subject to forfeiture risks, repurchase options or other restrictions immediately prior to the acquisition were converted into shares of our common stock and/or cash and remain subject to the same restrictions that applied to the Sirenza RSAs immediately prior to the acquisition. The terms may be adjusted upon certain events affecting the Company’s capitalization.
PROPOSAL 2 – APPROVAL OF OPTION EXCHANGE PROGRAM
This is a proposal to approve an option exchange program (the “option exchange program”). On June 8, 2009 our Board of Directors authorized, subject to shareholder approval, an option exchange program that will allow eligible employees to exchange certain stock options with option prices not less than the greater of $5.00 or the 52-week closing stock price high as of the commencement of the option exchange program, for a lesser number of stock options to be granted under our 2003 Stock Incentive Plan, as amended June 1, 2006 and as further amended June 8, 2009, a copy of which is attached to this proxy statement as Appendix A (the “2003 Plan”). In no event will outstanding options with exercise prices that are below the 52-week closing stock price high as reported on the NASDAQ Global Select Market as of the commencement of the option exchange program be eligible for exchange. The intent of limiting eligible options to those with option prices not less than the greater of $5.00 or the 52-week closing stock price high as of the commencement of the option exchange program is to ensure that only substantially “underwater” stock options (meaning those in which the exercise price exceeds the current market price of our stock) are eligible for the option exchange program. The current Chief Executive Officer and the four other Named Executive Officers, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the option exchange program. All other employees with eligible options generally will be eligible to participate.
The option exchange program is being proposed primarily in order to restore the employee retention and motivation benefits that we receive from the grant of options to our employee base. Our Company has sustained operating losses over the last two years, contributing to a decline in our stock price. Factors contributing to the operating losses have included investment in non-performing wireless systems and slowing demand for wireless components as a result of the ongoing global economic recession.
Management has proactively taken steps to improve the Company’s future financial performance. In early fiscal 2009, we initiated a restructuring plan to reduce our investment in wireless systems, including cellular transceivers and GPS solutions, in order to focus on radio frequency component and compound semiconductor opportunities. In the second half of fiscal 2009, we initiated a second restructuring plan to address reduced demand for our products caused by the global recession. This plan idled high-cost manufacturing facilities, consolidated manufacturing facilities and further reduced operating expenses. The vast majority of our announced restructuring actions have been completed and we expect that they will result in annual manufacturing cost and operating expense savings of more than $140 million.
We believe that the steps the Company has taken to improve our operating results, including cash flow are key elements in creating future shareholder value. As a result of these actions, we expect the Company will see significantly improved financial results as overall demand for wireless components improves. Additionally, we believe the Company is structured for profitability and cash flow at significantly lower revenue levels than before the restructurings occurred. Our entire team is focused on value creation, and the Company has entered fiscal 2010 with expectations for sustained profitability and a superior return on invested capital. However, the Company’s share price as of the date of this proxy statement is below the exercise price of most employee stock options. The Company believes that this proposed option exchange program provides a valuable retention and motivation tool for our employees.
The option exchange program is designed to be a value-for-value exchange. The replacement awards are intended to provide value that is, in the aggregate, not greater than the fair value of the exchanged options. This means that the employees who participate in the program are expected to receive a number of replacement awards with an aggregate value that does not exceed the aggregate value of the options surrendered in the exchange. The option exchange program is designed to encourage and motivate employees in a manner that is substantially cost neutral to the Company and its shareholders.
BACKGROUND
Our equity compensation programs are designed to attract, retain and motivate our employees. The option exchange program is an important part of our overall strategy to align employee and shareholder interests. We anticipate that the option exchange program will provide the following benefits:
•	The option exchange program would provide an incentive to our employees with new stock options that vest over a period of time if they remain employed with us. The current stock options provide little or no benefit to the employee because most options are “underwater.” Under the option exchange program, both employees and shareholders are expected to benefit from the success of the Company. The option exchange program is designed to align the interests of our employees and shareholders.

•	The option exchange program is intended to reduce the number of outstanding equity awards. Allowing stock options with high stock prices to remain outstanding does not provide any significant benefit to shareholders or employees. By replacing stock options having a high exercise price with a lesser number of options with an option price equal to the fair market value at the time of grant, the number of outstanding awards is expected to be reduced, reducing dilution of shareholder interests.

•	The option exchange program is intended to match financial expense with delivery of value to the employee. Without the option exchange program we will continue to recognize compensation expense for options with high exercise prices that have little or no retention or incentive value. The option exchange program is designed to allow the Company to make efficient use of its non cash compensation cost.
The option exchange program may take place if and only if it is approved by our shareholders. If our shareholders do not approve the option exchange program, eligible awards will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible awards, even though the awards may have little or no retention or incentive value.
OVERVIEW OF THE OPTION EXCHANGE PROGRAM
In order to implement the option exchange program, the Company proposes to commence an offer to grant one new stock option under the 2003 Plan for one share of common stock (with an exercise price equal to the fair market value per share of the common stock on the date of grant) (each, a “new option”) in exchange for each option for two shares of common stock granted under the 1997 Key Employees’ Stock Option Plan of RF Micro Devices, Inc., the 1999 Stock Incentive Plan of RF Micro Devices, Inc., the 2003 Plan, the RF Nitro Communications, Inc. 2001 Stock Incentive Plan, the Resonext Communications, Inc. 1999 Stock Plan or the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan (collectively referred to as the “option plans”) and surrendered and cancelled with the consent of the participant (each, an “eligible option”). The exchange will take place upon the terms and subject to the conditions set forth in “tender offer” documents and related materials that are currently expected to be filed with the SEC and distributed to all employees holding eligible options (“eligible employees”) in July 2009 (the “Offer to Exchange”), Each new option will have an exercise price equal to the fair market value per share of the common stock, which equals the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market (the “option price”) on the trading date immediately preceding the date that new options are granted (the “grant date”). The ratio of exchanged eligible options to new options will be two-to-one, meaning that eligible employees will receive new options for fewer shares than they elect to surrender in the option exchange program. The Company currently expects that if this Proposal to approve the option exchange program is approved by the shareholders, the closing of the option exchange program (the “closing date”) and the grant date will occur as soon as practicable after the annual meeting.
The Named Executive Officers, members of the Board of Directors, consultants, and former and retired employees will not be eligible to participate in the option exchange program. For most eligible employees, the new options will vest and become exercisable over a two-year period, with 25% of each new option generally becoming exercisable after each six-

month period of continued service following the grant date (regardless of whether the eligible options are vested or unvested). Vesting will cease upon termination of service for any reason and each new option will expire four years from the grant date of such new option (subject to early termination upon termination of employment). However, the new options granted to certain executive officers of the Company (other than the Named Executive Officers, who are not eligible to participate in the option exchange program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule and remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise).
The option exchange program is expected to reduce the number of shares subject to outstanding options. For example, if all eligible options were surrendered in the option exchange program, the Company would have approximately 6,100,000 fewer shares of common stock subject to options outstanding immediately after the grant of new options, and outstanding options would equal approximately 5.8% of the Company’s common stock outstanding, in comparison to approximately 8.1% as of March 28, 2009, the Company’s most recent fiscal year-end. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the option exchange program and any forfeitures or new grants under the Company’s option plans.
Details of the Option Exchange Program
Implementing the Option Exchange Program
The Board of Directors authorized the option exchange program in June 2009, upon the recommendation of the Compensation Committee and subject to shareholder approval. The opportunity to participate in the option exchange program will be made available to eligible employees through the Offer to Exchange. Eligible employees will be given at least 20 business days to decide whether to cancel all or a portion of their eligible options in exchange for new options that will be granted under the 2003 Plan. The eligible options tendered for cancellation under the option exchange program will be returned to the 2003 Plan and would be available for future grant under the 2003 Plan, in accordance with its terms. The new options will be granted on the grant date if the option exchange program is approved by the shareholders and if the Company accepts the tendered eligible options for cancellation. There will be no exchange of options under the option exchange program and the option exchange program will automatically terminate, if this Proposal to approve the option exchange program does not receive the requisite affirmative vote of shareholders at the annual meeting or any adjournment or postponement thereof. Even if approved by the shareholders, the Board will retain the authority, in its sole discretion, to terminate, modify or postpone the option exchange program at any time prior to the closing date.
Outstanding Options Eligible for the Option Exchange Program
As of April 9, 2009, options to purchase approximately 21,400,000 shares of common stock were outstanding under the option plans. Approximately 12,150,000 of these options, with exercise prices ranging from $5.05 to $87.50, would be eligible for exchange under the option exchange program. If all of the eligible options outstanding as of April 9, 2009 were exchanged for new options, the number of shares underlying the Company’s outstanding options would decrease from approximately 21,400,000 shares of common stock to approximately 15,300,000 shares of common stock.
Eligibility
The option exchange program generally will be made available to all current employees who hold eligible options. Members of the Board and the Named Executive Officers, consultants, and former and retired employees will not be eligible to participate. Employees in certain non-U.S. jurisdictions may be excluded from the option exchange program if local law would make their participation infeasible or impractical. An eligible employee must be employed and may not have received nor have given a notice of termination at the time the option exchange program commences. Additionally, an eligible employee who surrenders his or her eligible options for exchange must also be an employee on the date that the new options are granted in order to receive the new options. Approximately 1,600 employees hold eligible options.
The Exchange Ratio
Employees must surrender an eligible option for two shares of common stock in order to receive a new option for one share of common stock. If any outstanding options are surrendered from a particular grant, all outstanding options under that grant must be surrendered (partial surrenders of an eligible option will not be permitted). The following table shows the number of eligible options outstanding by price range as of April 9, 2009:

					Maximum
	Maximum	Weighted	Weighted	Exchange Ratio	Number of New
Exercise Price	Number of	Average	Average	(Eligible Options	Options that
Range	Eligible Options	Exercise Price	Remaining Life	to New Options)	May be Granted
$5.05-$9.99	11,847,119	$6.22	5.04	2 to 1	5,923,560
$10-$19.99	243,525	$14.24	2.24	2 to 1	121,762
$20-$29.99	12,200	$23.35	1.85	2 to 1	6,100
$30 and above	42,250	$44.23	1.19	2 to 1	21,125

Total	12,145,094	$6.53	4.96	2 to 1	6,072,547
The option exchange program is structured to ensure that the value of eligible options surrendered will, in the aggregate, be equal to or greater than the value of new options replacing them. The values of eligible options and new options were determined based on the use of a binomial valuation model that takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the expected terms of the options being valued.
Pre-Option Exchange Information (as of Fiscal 2009 Year End)
Shares available under 2003 Plan – 12,255,790
Shares available under Sirenza Plan – 3,641,417
Shares available under Directors Plan – 733,750
Options outstanding (weighted average price and term) – 21,393,123 ($7.09, 4.90 years)
Full value awards outstanding – 6,915,023
Post-Option Exchange Information
Shares available under 2003 Plan – 18,328,337 (all shares post exchange are returned to plan pool)
Shares available under Sirenza Plan – 3,641,417
Shares available under Directors Plan – 733,750
Options outstanding (weighted average price and term) – 15,320,576 ($5.12, 4.88 years)
Full value awards outstanding – 6,915,023
Election to Participate
Under the option exchange program, eligible employees will be given a one-time opportunity to exchange some or all of their eligible options for new options for a lesser number of shares at a new exercise price equal to the fair market value per share of our common stock on the grant date, which will equal the closing price of the common stock as reported on the NASDAQ Global Select Market on the day immediately preceding the grant date. Participation in the option exchange program will be voluntary. Eligible employees will be permitted to exchange all or any portion of their eligible options for new options on a whole-grant-by-whole-grant basis.
Voting in favor of this Proposal at the annual meeting does not constitute an election to participate in the option exchange program.
Exercise Price of New Options
All new options will be granted on or as soon as practicable after the first business day after the closing date. The exercise price, or the option price, of the new options will be equal to the fair market value per share of our common stock on the grant date, which will equal the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the day immediately preceding the grant date, as determined in accordance with the 2003 Plan.
Vesting of New Options
The new options will be completely unvested at the time of grant, regardless of the vesting schedule of the surrendered eligible options, and will vest and become exercisable over a two-year period, with 25% of each new option generally becoming exercisable after each six-month period of continued service following the grant date. Eligible employees may exercise their new options at any time after the new options have vested, as long as the term of the new options has not expired. If an eligible employee terminates his or her employment, the new options will not continue to vest. However, the new options granted to certain executive officers of the Company (other than the Named Executive Officers, who are not eligible to participate in the option exchange program) generally will, in the event of the officer’s termination other than for cause, continue to vest pursuant to the same vesting schedule as if the officer had remained an employee of the Company (unless the administrator of the 2003 Plan determines otherwise).
Other restrictions regarding vesting and the exercise of new options will be set forth in an option agreement to be entered into as of the grant date and will be governed by the 2003 Plan.
Term of the New Options
Each new option will have a new four-year term (subject to earlier expiration of the new option upon termination of employment), regardless of the remaining term of the corresponding surrendered eligible option. However, for certain executive officers of the Company who are eligible employees, each new option will, in the event of the officer’s termination other than for cause, remain outstanding as if the officer had remained an employee and will be exercisable for the remaining option term (unless the administrator of the 2003 Plan determines otherwise).
Form of the New Options
All new options will be non-qualified options under U.S. tax laws, regardless of whether the eligible options tendered in the option exchange program are incentive stock options or non-qualified options.
Other Terms and Conditions of the New Options
The other terms and conditions of the new options will be set forth in an option agreement to be entered into effective as of the grant date. The new options will be granted under the 2003 Plan and will be subject to the terms and conditions of such plan, which generally are expected to be comparable to the other terms and conditions of the eligible options. The shares of common stock for which the new options may be exercised are expected to be registered with the SEC.
Cancellation of Eligible Options Surrendered
The eligible options surrendered will be cancelled on the closing date, unless the Company elects, in its sole discretion, not to accept for surrender any or all of the eligible options.
Accounting Treatment
The option exchange program will be accounted for under Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123R). Under these rules, the exchange of options will be characterized as a modification of the exchanged options. Any difference between the fair value of the new options over the fair value of the exchanged options at the time of the exchange will result in additional compensation expense. The actual amount of the compensation expense will depend on participation levels and on the Black-Scholes values established at the time of the exchange. We do not expect the additional compensation expense, if any, to be material to the Company.
U.S. Federal Income Tax Consequences
New options will be issued as non-qualified options under U.S. tax laws. The exchange of eligible options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes by the Company or its eligible employees upon the grant of the new options. The Company will not be entitled to any deduction upon the grant of the new options. At the time that a new option is exercised, the eligible employees will have ordinary income equal to the difference between the fair market value of the underlying common stock on the date of exercise and the new option price. The Company generally will be entitled to a deduction in the same year in an amount equal to the income taxable to the eligible employee. The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences.
Tax Consequences for Non-U.S. Employees
The option exchange program will be offered to certain eligible employees who reside outside of the U.S. (except where infeasible or impractical under local law). Eligible employees residing outside of the U.S. may be subject to laws other than those of this country. The international tax implications of the option exchange program are not discussed in this proxy statement and will vary depending upon the tax laws of foreign jurisdictions; however, the documents that the Company delivers to eligible employees in connection with the option exchange program will contain a summary of the applicable international tax laws.
Potential Modifications of Terms to Comply with Governmental or Other Requirements
The terms of the option exchange program will be described in an Offer to Exchange that will be filed with the SEC. It is possible that the SEC will require material modification of the terms of the option exchange program. Consequently, the Company may be required to alter the terms of the option exchange program to comply with SEC comments. In addition, the Company intends to make the option exchange program available to eligible employees who are located outside of the U.S., where permitted by local law and where it is feasible and practicable to do so. It is possible that modifications may be made to the terms offered to eligible employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Company reserves the right not to conduct the option exchange program in countries in which it is inadvisable or impractical to do so for any reason. The Company also reserves the right, in its sole discretion, to suspend, modify or terminate the option exchange program at any time for any reason prior to the closing date.
Effect on Shareholders
The proposed option exchange program has been designed so that, assuming all eligible options are exchanged, the value of the eligible options surrendered, on an aggregate basis, is expected to be greater than or equal to the value of the new options granted, which is expected to minimize the dilution in ownership that normally results from supplemental grants of new stock options. However, the Company is not able to predict with certainty the impact the option exchange program will have on shareholders, because it is unable to predict how many eligible employees will exchange their eligible options or what the future market price of the Company’s common stock will be. The option exchange program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang, and recapture value for compensation expense already being incurred.
Shareholder Vote Required
Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of this Proposal. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting is required for the approval of the option exchange program.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2010. Ernst & Young, an independent registered public accounting firm, has served as the Company’s independent auditors continuously since 1992. A representative from Ernst & Young is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Although shareholder ratification of the appointment is not required by law, the Company desires to solicit such ratification. If the appointment of Ernst & Young is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2010.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 27, 2010.
Independent Registered Public Accounting Firm Fee Information
The following table shows the aggregate fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2009 and 2008.

	2009	2008

Audit Fees	$1,283,190	$1,553,971
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,283,190	$1,563,971

Audit Fees. This category includes fees for: (a) the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (b) the audit of the Company’s internal control over financial reporting; and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.
Audit-Related Fees. This category includes the aggregate fees for assurance and related services by Ernst & Young that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”
Tax Fees. This category consists of professional services rendered by Ernst & Young for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.
All Other Fees. This category includes the aggregate fees for products and services provided by Ernst & Young that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Ernst & Young in fiscal year 2009 and the proposed non-audit related services and proposed fees for fiscal year 2010 and has determined that such services and fees are compatible with the independence of Ernst & Young. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.
REPORT OF THE AUDIT COMMITTEE
Each member of the Audit Committee is an independent director under existing NASDAQ listing standards and SEC requirements. In addition, the Board of Directors has determined that Messrs. van der Kaay and Gardner are “audit committee financial experts,” as defined by SEC rules.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2009 for filing with the SEC and appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2010.
This report has been prepared by members of the Audit Committee. Current members of this committee are:
Erik H. van der Kaay (Chairman)
Jeffery R. Gardner
Casimir S. Skrzypczak
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and the Company is required to report in this proxy statement any failure to file by the established dates during the last fiscal year or prior fiscal years. To the Company’s knowledge, all of these filing requirements were satisfied by the Company’s directors, officers and principal shareholders during the most recent fiscal year and prior fiscal years, except that Mr. Creviston did not file a Form 4 to report the sale of certain shares of our common stock on the open market on October 6, 2006. A Form 5 disclosing this transaction was filed with the SEC on May 4, 2009.
RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Board maintains a written policy regarding transactions that involve the Company and any of its officers, directors or five percent or greater shareholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to the Company than, transactions that would be available from unaffiliated parties.
The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which the Company was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and its shareholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.
In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
In accordance with the policy, the Audit Committee will also perform an annual review of previously approved related person transactions that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.
We did not engage in any related person transactions during fiscal year 2009.
PROPOSALS FOR 2010 ANNUAL MEETING
Under certain conditions, shareholders may request that the Company include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. Under SEC regulations, any shareholder desiring to make such a proposal to be acted upon at the 2010 annual meeting of shareholders must present the proposal to the Company at its principal office in Greensboro, North Carolina by February 18, 2010 in order for the proposal to be eligible for inclusion in the Company’s proxy statement and proxy card relating to such meeting.
In addition, if a shareholder desires to propose any business from the floor during the meeting, even if the proposal or proposed director candidate is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must deliver or mail timely written notice of such business to the Company’s principal executive office. Under the Company’s bylaws, to be timely, a shareholder’s notice generally must be delivered to the Company’s Secretary not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Each item of business must be made in accordance with the bylaws, the Company’s Corporate Governance Guidelines and any other applicable law, rule or regulation.

In addition, any notice of a proposed director candidate must also comply with the Company’s bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 9 of this proxy statement. If written notice is not timely given, the proposal or proposed director candidate will be considered untimely and the Company may exclude the proposal from consideration at the meeting.
If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the matter even if the proposal or proposed director candidate was not discussed in the proxy statement. Assuming that the date of the Company’s annual meeting of shareholders is not advanced or delayed in the manner described above, appropriate notice of such a proposal for the 2010 annual meeting would need to be delivered to the Company’s principal executive offices (7628 Thorndike Road, Greensboro, North Carolina 27409-9421) no earlier than March 20, 2010 and no later than April 19, 2010 to be considered timely.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the Company at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact the Company at the above address and telephone number.
FINANCIAL INFORMATION
The Company’s annual report for the fiscal year ended March 28, 2009 is enclosed. Upon written request, the Company will provide without charge to any shareholder of record or beneficial owner of common stock a separate copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2009 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Doug DeLieto, the Company’s Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.
OTHER BUSINESS
As of the date of this proxy statement, the Board of Directors knows of no other matter to come before the 2009 annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.
By Order of the Board of Directors
/s/ William A. Priddy, Jr.
William A. Priddy, Jr.
Secretary
Dated: June 18, 2009

Appendix A
2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.

2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.
1. Purpose
     The purpose of the 2003 Stock Incentive Plan of RF Micro Devices, Inc. (the “Plan”) is to encourage and enable selected employees, directors and independent contractors of RF Micro Devices, Inc. (RF Micro Devices, Inc., together with any successor corporation thereto, being referred to herein as the “Corporation”) and its related entities to acquire or to increase their holdings of common stock of the Corporation (the “Common Stock”) and other proprietary interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of benefits (collectively referred to herein as “awards”) to selected employees, independent contractors and directors, including the granting to selected participants of incentive stock options (“incentive options”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options (“nonqualified options”), stock appreciation rights (“SARs”), restricted awards in the form of restricted stock awards (“restricted stock awards”) and restricted stock units (“restricted stock units”), and performance awards in the form of performance shares (“performance shares”) and performance units (“performance units”). Incentive options and nonqualified options shall be referred to herein collectively as “options.” Restricted stock awards and restricted stock units shall be referred to herein collectively as “restricted awards.” Performance shares and performance units shall be referred to herein collectively as “performance awards.”
2. Administration of the Plan
     (a) The Plan shall be administered by the Board of Directors of the Corporation (the “Board” or the “Board of Directors”) or, upon its delegation, by the Compensation Committee of the Board of Directors (the “Committee”). Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Section 162(m) of the Code and related regulations, the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Section 162(m) or related regulations) or as may otherwise be permitted under Section 162(m) and related regulations. For the purposes herein, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee.
     (b) In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of the Common Stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; (ii) to prescribe the form or forms of the agreements evidencing any awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, awards and award agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Administrator shall also have authority, in its sole discretion, to accelerate the date that any award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other award granted to any recipient. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an award or an award agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s articles of incorporation.
     (c) Notwithstanding the other provisions of Section 2, the Administrator may delegate to one or more officers of the Corporation the authority to grant awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 2(b) herein with respect to such awards (subject to any restrictions imposed by applicable laws, rules and regulations and such terms and conditions as may be established by the Administrator); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m) of the Code, the participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Corporation within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a “covered employee” as defined under Section 162(m) of the Code and related regulations. To the extent that the Administrator has delegated authority to grant awards pursuant to this Section 2(c) to one or more officers of the Corporation, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules and regulations.
3. Effective Date
     The effective date of the Plan shall be July 22, 2003 (the “Effective Date”). Awards may be granted under the Plan on and after the Effective Date, but no awards will be granted after July 21, 2013. Awards which are outstanding on July 21, 2013 (or such earlier termination date as may be established by the Board pursuant to Section 16(a) herein) shall continue in accordance with their terms, unless otherwise provided in the Plan or an award agreement.

4. Shares of Stock Subject to the Plan; Award Limitations
     (a) Shares Available for Awards: Subject to adjustments as provided in this Section 4(c), the aggregate number of shares of Common Stock that may be issued pursuant to awards granted under the Plan shall not exceed the sum of (i) 9,250,000 shares, plus (ii) any shares of Common Stock (A) remaining available for issuance as of the Effective Date of the Plan under the Corporation’s 1999 Stock Incentive Plan, Key Employees’ 1997 Stock Option Plan, 1992 Stock Option Plan and any other stock incentive plans maintained by the Corporation (collectively, the “Prior Plans”), and/or (B) subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of awards hereunder. Notwithstanding any provision herein to the contrary, the following limitations shall apply to awards granted under the Plan, in each case subject to adjustment pursuant to Section 4(c):
     (i) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of incentive stock options shall not exceed 9,250,000 shares; and
     (ii) No participant may be granted awards in any 12-month period for more than 800,000 shares of Common Stock (or the equivalent value thereof based on the fair market value per share of the Common Stock on the date of grant of an award).
     (b) Shares not subject to limitations: The following will not be applied to the share limitations of Section 4(a) above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding awards, (ii) awards which by their terms are settled in cash, (iii) shares and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted as the result of a merger, consolidation, or acquisition of the employing company (or an affiliate) pursuant to which it is merged with the Corporation or becomes a related entity of the Corporation, (iv) any shares subject to an award under the Plan which award is forfeited, cancelled, terminated, expires or lapses for any reason, and (v) any shares surrendered by a participant or withheld by the Corporation to pay the option price for an option or used to satisfy any tax withholding requirement in connection with the exercise, vesting or earning of an award if, in accordance with the terms of the Plan, a participant pays such option price or satisfies such tax withholding by either tendering previously owned shares or having the Corporation withhold shares.
     (c) Adjustments: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or a related entity, or if the Board of Directors of the Corporation declares a stock dividend, stock split distributable in shares of Common Stock, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Corporation or a related entity affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to awards and to any provisions of this Plan as the

Administrator deems equitable to prevent dilution or enlargement of awards or as may be otherwise advisable.
5. Eligibility
     An award may be granted only to an individual who satisfies the following eligibility requirements on the date the award is granted:
     (a) The individual is either (i) an employee of the Corporation or a related entity, (ii) a director of the Corporation or a related entity, or (iii) an independent contractor, consultant or advisor (collectively, “independent contractors”) providing services to the Corporation or a related entity. For this purpose, an individual shall be considered to be an “employee” only if there exists between the individual and the Corporation or a related entity the legal and bona fide relationship of employer and employee.
     (b) With respect to the grant of incentive options, the individual does not own, immediately before the time that the incentive option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a related corporation. Notwithstanding the foregoing, an individual who owns more than 10% of the total combined voting power of the Corporation or a related corporation may be granted an incentive option if the option price is at least 110% of the fair market value of the Common Stock (as defined in Section 6(c)(ii) herein), and the option period (as defined in Section 6(d)(i) herein) does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Code.
     (c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar business combination involving the Corporation or a related entity, the recipient is otherwise eligible to receive the award and the terms of the award are consistent with the Plan and applicable laws, rules and regulations (including, to the extent necessary, the federal securities laws registration provisions and Section 424(a) of the Code).
     (d) The individual, being otherwise eligible under this Section 5, is selected by the Administrator as an individual to whom an award shall be granted (a “participant”).
6. Options
     (a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both incentive options and nonqualified options may be granted under the Plan, as determined by the Administrator; provided, however, that incentive options may only be granted to employees of the Corporation or a related corporation. To the extent that an option is designated as an incentive option but does not qualify as such under Section 422 of the Code, the option (or portion thereof) shall be treated as a nonqualified option.
     (b) Option Price: The price per share at which an option may be exercised (the “option price”) shall be established by the Administrator and stated in the award agreement evidencing the grant of the option; provided, that (i) the option price of an option shall be no less than the fair market value per share of the Common Stock, as determined in accordance with Section 6(c)(ii) on the date the option is granted (or 110% of the fair market value with respect to incentive options granted to an employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Corporation or a related corporation, as provided in Section 5(b) herein); and (ii) in no event shall the option price per share of any option be less than the par value per share, if any, of the Common Stock.
     (c) Date of Grant; Fair Market Value
     (i) An incentive option shall be considered to be granted on the date that the Administrator acts to grant the option, or on any later date specified by the Administrator as the effective date of the option. A nonqualified option shall be considered to be granted on the date the Administrator acts to grant the option or any other date specified by the Administrator as the date of grant of the option.
     (ii) For the purposes of the Plan, the fair market value per share of the Common Stock shall be established in good faith by the Administrator and, except as may otherwise be determined by the Administrator, the fair market value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing sales price per share of the shares on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date immediately preceding the date the option is granted or other determination is made (each, a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market but are not listed for trading on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system on the date immediately or nearest preceding the valuation date for which such information is available; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the fair market value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.
     (iii) In no event shall there first become exercisable by an employee in any one calendar year incentive options granted by the Corporation or any related corporation with respect to shares having an aggregate fair market value (determined at the time an incentive option is granted) greater than $100,000.
     (d) Option Period and Limitations on the Right to Exercise Options
     (i) The term of an option (the “option period”) shall be determined by the Administrator at the time the option is granted and shall be stated in the individual award agreement. With respect to incentive options, the option period shall not extend more than 10 years from the date on which the option is granted (or five years with respect to incentive options granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a related corporation, as provided in Section 5(b) herein). Any option or portion thereof not exercised before expiration of the option period shall terminate. The period or periods during which, and conditions pursuant to which, an option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.
     (ii) An option may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an individual award agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules and regulations (including but not limited to Section 402 of the Sarbanes-Oxley Act of 2002), payment may also be made:
     (A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the participant at the time of exercise for a period of at least six months and otherwise acceptable to the Administrator;
     (B) By shares of Common Stock withheld upon exercise;
     (C) By delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price;
     (D) By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or
     (E) By any combination of the foregoing methods.
Shares tendered or withheld in payment on the exercise of an option shall be valued at their fair market value on the date of exercise, as determined by the Administrator by applying the provisions of Section 6(c)(ii).
     (iii) Unless the Administrator determines otherwise, no option granted to a participant who was an employee at the time of grant shall be exercised unless the participant is, at the time of exercise, an employee as described in Section 5(a), and has been an employee continuously since the date the option was granted, subject to the following:
        (A) An option shall not be affected by any change in the terms, conditions or status of the participant’s employment, provided that the participant continues to be an employee of the Corporation or a related entity.

     (B) The employment relationship of a participant shall be treated as continuing intact for any period that the participant is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed 90 days, or, if longer, as long as the participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of a participant shall also be treated as continuing intact while the participant is not in active service because of disability. The Administrator shall have sole authority to determine whether a participant is disabled and, if applicable, the date of a participant’s termination of employment or service for any reason (the “termination date”).
     (C) Unless the Administrator determines otherwise, if the employment of a participant is terminated because of disability or death, the option may be exercised only to the extent exercisable on the participant’s termination date, except that the Administrator may in its discretion accelerate the date for exercising all or any part of the option which was not otherwise exercisable on the termination date. The option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of 12 months next succeeding the termination date (or such other period stated in the applicable award agreement); or (Y) the close of the option period. In the event of the participant’s death, such option shall be exercisable by such person or persons as shall have acquired the right to exercise the option by will or by the laws of intestate succession.
     (D) Unless the Administrator determines otherwise, if the employment of the participant is terminated for any reason other than disability, death or for “cause,” his option may be exercised to the extent exercisable on his termination date, except that the Administrator may in its discretion accelerate the date for exercising all or any part of the option which was not otherwise exercisable on the termination date. The option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of 90 days next succeeding the termination date (or such other period stated in the applicable award agreement); or (Y) the close of the option period. If the participant dies following such termination of employment and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (D), the participant shall be treated as having died while employed under subparagraph (C) immediately preceding (treating for this purpose the participant’s date of termination of employment as the termination date). In the event of the participant’s death, such option shall be exercisable by such person or persons as shall have acquired the right to exercise the option by will or by the laws of intestate succession.
     (E) Unless the Administrator determines otherwise, if the employment of the participant is terminated for “cause,” his option shall lapse and no longer be exercisable as of his termination date, as determined by the Administrator. For purposes of the Plan, unless the Administrator determines otherwise, a participant’s termination shall be for “cause” if such termination results from the participant’s (X) termination for “cause” under the participant’s employment, consulting or other agreement with the Corporation or a related entity, if any, or (Y) if the participant has not entered into any such employment, consulting or other agreement, then the participant’s termination shall be for “cause” if termination results due to the participant’s (i) dishonesty; (ii) refusal to perform his duties for the Corporation; or (iii) engaging in conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of “cause” shall be made by the Administrator and its determination shall be final and conclusive.
     (F) Notwithstanding the foregoing, the Administrator may, in its discretion, accelerate the date for exercising all or any part of an option which was not otherwise exercisable on the termination date, extend the period during which an option may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.
     (iv) Unless the Administrator determines otherwise, an option granted to a participant who was a non-employee director of the Corporation or a related entity at the time of grant may be exercised only to the extent exercisable on the date of the participant’s termination of service to the Corporation or a related entity (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of 24 months next succeeding the termination date (or such other period stated in the applicable award agreement); or (Y) the close of the option period. If the services of such a participant are terminated for cause (as defined in Section 6(a)(iii)(E) herein), his option shall lapse and no longer be exercisable as of his termination date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its discretion accelerate the date for exercising all or any part of an option which was not otherwise exercisable on the termination date, extend the period during which an option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.
     (v) Unless the Administrator determines otherwise, an option granted to a participant who was an independent contractor of the Corporation or a related entity at the time of grant (and who does not thereafter become an employee, in which case he shall be subject to the provisions of Section 6(d)(iii) herein) may be exercised only to the extent exercisable on the date of the participant’s termination of service to the Corporation or a related entity (unless the termination was for cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of 90 days next succeeding the termination date (or such other period stated in the applicable award agreement); or (Y) the close of the option period. If the services of such a participant are terminated for cause (as defined in Section 6(d)(iii)(E) herein), his option shall lapse and no longer be exercisable as of his termination date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its discretion accelerate the date for exercising all or any part of an option which was not otherwise exercisable on the termination date, extend the period during which an option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.

     (vi) A participant or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an option and shall not have any rights of a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an option shall be issued in the name of the participant (or his beneficiary) and distributed to the participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and payment of the purchase price (except as may otherwise be determined by the Corporation in the event of payment of the option price pursuant to Section 6(d)(ii)(C) herein).
     (vii) If shares of Common Stock acquired upon exercise of an incentive option are disposed of within two years following the date of grant or one year following the transfer of such shares to a participant upon exercise, the participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.
     (e) Nontransferability of Options: Incentive options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. Nonqualified options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”). Except as may be permitted by the preceding sentence, an option shall be exercisable during the participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary does not constitute a transfer.
7. Stock Appreciation Rights
     (a) Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an option (hereinafter called a “related option”) with respect to all or a portion of the shares of Common Stock subject to the related option (a “tandem SAR”) or may be granted separately to an eligible individual (a “freestanding SAR”). Subject to the limitations of the Plan, upon the exercise of an SAR, a participant shall be entitled to receive from the Corporation, for each share of Common Stock with respect to which the SAR is being exercised, consideration equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the base price per share of such SAR. The base price per share of an SAR shall be no less than the fair market value per share of the Common Stock (as determined in accordance with Section 6(c)(ii)) on the date the SAR is granted.
     (b) Tandem SARs: A tandem SAR may be granted either concurrently with the grant of the related option or (if the related option is a nonqualified option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related option. Tandem SARs shall be exercisable only at the time and to the extent that the related option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in the agreement), and in no event after the complete termination or full exercise of the related option. For purposes of determining the number of shares of Common Stock that remain subject to such related option and for purposes of determining the number of shares of Common Stock in respect of which other awards may be granted, a related option shall be considered to have been surrendered upon the exercise of a tandem SAR to the extent of the number of shares of Common Stock with respect to which such tandem SAR is exercised. Upon the exercise or termination of a related option, the tandem SARs with respect thereto shall be canceled automatically to the extent of the number of shares of Common Stock with respect to which the related option was so exercised or terminated.
     (c) Freestanding SARs: An SAR may be granted without relationship to an option (as defined above, a “freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.
     (d) Exercise of SARs:
     (i) Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable award agreement. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of tandem SARs, such shorter option period as may apply to the related option. Any SAR or portion thereof not exercised before expiration of the exercise period established by the Administrator shall terminate.
     (ii) SARs may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. The date of exercise of an SAR shall mean the date on which the Corporation shall have received proper notice from the participant of the exercise of such SAR.
     (iii) Each participant’s award agreement shall set forth the extent to which the participant shall have the right to exercise an SAR following termination of the participant’s employment or service with the Corporation. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the award agreement entered into with a participant, need not be uniform among all SARs issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the foregoing, unless the Administrator determines otherwise, no SAR may be exercised unless the participant is, at the time of exercise, an eligible participant, as described in Section 5, and has been a participant continuously since the date the SAR was granted, subject to the provisions of Sections 6(d)(iii), (iv) and (v) herein.
     (e) Consideration: The consideration to be received upon the exercise of the SAR by the participant shall be paid in cash, shares of Common Stock (valued at fair market value on the date of exercise of such SAR in accordance with Section 6(c)(ii) herein) or a combination of cash and shares of Common Stock, as elected by the Administrator. The Corporation’s obligation arising upon the exercise of the SAR may be paid currently or on a deferred basis with such interest or earnings equivalent, if any, as the Administrator may determine. A certificate or certificates for shares of Common Stock acquired upon exercise of an SAR for shares shall be issued in the name of the participant (or his beneficiary) and distributed to the participant (or his beneficiary) as soon as practicable following receipt of notice of exercise. A participant or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an SAR and shall not have any rights as a shareholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. No fractional shares of Common Stock will be issuable upon exercise of the SAR and, unless otherwise provided in the applicable award agreement, the participant will receive cash in lieu of fractional shares.
     (f) Limitations: The applicable award agreement shall contain such terms, conditions and limitations consistent with the Plan as may be specified by the Administrator. Unless otherwise provided in the applicable award agreement or the Plan, any such terms, conditions or limitations relating to a tandem SAR shall not restrict the exercisability of the related option.
     (g) Nontransferability: Unless the Administrator determines otherwise, SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and SARs may be exercised during the participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary does not constitute a transfer.
8. Restricted Awards
     (a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant restricted awards to such individuals in such numbers, upon such terms and at such times as the Administrator shall determine. Such restricted awards may be in the form of restricted stock awards and/or restricted stock units that are subject to certain conditions, which conditions must be met in order for the restricted award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted awards shall be payable in cash or whole shares of Common Stock (including restricted stock), or partly in cash and partly in whole shares of Common Stock, in accordance with the terms of the Plan and the sole and absolute discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a restricted award may be earned (the “restriction period”), and shall determine the conditions which must be met in order for a restricted award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), retirement, displacement, disability, death, or any combination of such conditions. In the case of restricted awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the performance objectives to be used in valuing restricted awards, which performance objectives may vary from participant to participant and between groups of participants and shall be based upon such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its sole discretion may deem appropriate; provided, however, that, with respect to restricted awards payable to covered employees which are intended to be eligible for the compensation deduction limitation exception available under Section 162(m) of the Code and related regulations, such performance factors shall be limited to one or more of the following (as determined by the Administrator in its discretion): sales goals, earnings per share, return on equity, return on assets and total return to shareholders. The Administrator shall have sole authority to determine whether and to what degree restricted awards have vested and been earned and are payable and to establish and interpret the terms and conditions of restricted awards and the provisions herein. The Administrator shall also determine the form and terms of payment of restricted awards. The Administrator, in its sole and absolute discretion, may accelerate the date that any restricted award granted to the participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other restricted awards granted to any participant.
     (b) Forfeiture of Restricted Awards: Unless the Administrator determines otherwise, if the employment or service of a participant shall be terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the Plan and the individual award agreement, such award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the participant shall have no further rights with respect thereto.
     (c) Dividend and Voting Rights; Share Certificates: The Administrator shall have sole discretion to determine whether a participant shall have dividend rights, voting rights or other rights as a shareholder with respect to shares subject to a restricted award which has not yet vested or been earned. Unless the Administrator determines otherwise, a certificate or certificates for shares of Common Stock subject to a restricted award shall be issued in the name of the participant (or his beneficiary) and distributed to the participant (or his beneficiary) as soon as practicable after the shares subject to the award (or portion thereof) have vested and been earned. Notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates evidencing the shares subject to a restricted award and to require the participant to deliver to the Corporation a stock power, endorsed in blank, with respect to such award, until such time as the restricted award vests (or is forfeited).
     (d) Nontransferability: Unless the Administrator determines otherwise, restricted awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a restricted award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the award until the restriction period has expired and until all conditions to vesting have been met.
9. Performance Awards
     (a) Grant of Performance Awards: Subject to the terms of the Plan, performance awards may be granted to participants upon such terms and conditions and at such times as shall be determined by the Administrator. Such performance awards may be in the form of performance shares and/or performance units. An award of a performance share is a grant of a right to receive shares of Common Stock or the cash value thereof (or a combination thereof) which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the fair market value (as determined in accordance with Section 6(c)(iii) herein) of a share of Common Stock. An award of a performance unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value established by the Administrator at the time of grant. Subject to Section 4(a), above, the Administrator shall have complete discretion in determining the number of performance units and/or performance shares granted to any participant. The Administrator shall determine the nature, length and starting date of the period during which a performance award may be earned (the “performance period”), and shall determine the conditions which must be met in order for a performance award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions. The Administrator shall determine the performance objectives to be used in valuing performance awards, which performance objectives may vary from participant to participant and between groups of participants and shall be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its sole discretion may deem appropriate; provided, however, that, with respect to performance awards payable to covered employees which are intended to be eligible for the compensation deduction limitation exception available under Section 162(m) of the Code and related regulations, such performance factors shall be limited to one or more of the following (as determined by the Administrator in its discretion): sales goals, earnings per share, return on equity, return on assets and total return to shareholders. The Administrator shall have sole authority to determine whether and to what degree performance awards have been earned and are payable and to interpret the terms and conditions of performance awards and the provisions herein. The Administrator also shall determine the form and terms of payment of performance awards. The Administrator, in its sole and absolute discretion, may accelerate the date that any performance award granted to a participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other awards granted to any participant.
     (b) Form of Payment: Payment of the amount to which a participant shall be entitled upon earning a performance award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator.
     (c) Forfeiture of Performance Awards: Unless the Administrator determines otherwise, if the employment or service of a participant shall terminate for any reason and the participant has not earned all or part of a performance award pursuant to the terms of the Plan and individual award agreement, such award, to the extent not then earned, shall be forfeited immediately upon such termination and the participant shall have no further rights with respect thereto.
     (d) Dividend and Voting Rights; Share Certificates: The Administrator shall have sole discretion to determine whether a participant shall have dividend rights, voting rights, or other rights as a shareholder with respect to shares, if any, which are subject to a performance award prior to the time the performance award has been earned. Unless the Administrator determines otherwise, a certificate or certificates for shares of Common Stock, if any, subject to a performance award shall be issued in the name of the participant (or his beneficiary) and distributed to the participant (or his beneficiary) as soon as practicable after the award has been earned. Notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates evidencing the shares subject to a performance award and the right to require the participant to deliver to the Corporation a stock power, endorsed in blank, with respect to such award, until such time as the award is earned (or forfeited).
     (e) Nontransferability: Unless the Administrator determines otherwise, performance awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a performance award shall not sell, transfer, assign, pledge or otherwise encumber any shares subject to the award until the performance period has expired and until the conditions to earning the award have been met.
10. Withholding
     The Corporation shall withhold all required local, state, federal, foreign and other taxes from any amount payable in cash with respect to an award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Corporation shall require any recipient of an award to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an award, by electing (the “election”) to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a fair market value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.
11. Dividends and Dividend Equivalents
     The Administrator may, in its sole discretion, provide that the awards granted under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents.
12. Section 16(b) Compliance
     To the extent that any participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Corporation that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of the Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.
13. Code Section 162(m) Performance-Based Compensation
     To the extent to which Section 162(m) of the Code is applicable, the Corporation intends that compensation paid under the Plan to covered employees (as such term is defined in Section 162(m) and related regulations) will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Section 162(m) and related regulations, unless otherwise determined by the Administrator. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Section 162(m) and related regulations to the extent practicable to do so.
14. No Right or Obligation of Continued Employment or Service
     Nothing in the Plan shall confer upon the participant any right to continue in the service of the Corporation or a related entity as an employee, director or independent contractor or to interfere in any way with the right of the Corporation or a related entity to terminate the participant’s employment or service at any time. Except as otherwise provided in the Plan or an award agreement, awards granted under the Plan to employees of the Corporation or a related entity shall not be affected by any change in the duties or position of the participant, as long as such individual remains an employee of, or in service to, the Corporation or a related entity.
15. Unfunded Plan; Retirement Plans
     (a) Neither a participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any related entity, including, without limitation, any specific funds, assets or other property which the Corporation or any related entity, in their discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any related entity. Nothing contained in the Plan shall constitute a guarantee that the assets of such corporations shall be sufficient to pay any benefits to any person.
     (b) The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.
     (c) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any related entity, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any related entity.

16. Amendment and Termination of the Plan
     (a) General: The Plan and any award granted under the Plan may be amended or terminated at any time by the Board of Directors of the Corporation; provided, that (i) approval of an amendment to the Plan by the shareholders of the Corporation shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award. Notwithstanding clause (i) of the preceding sentence, except for adjustments made pursuant to Section 4(c), the option price for any outstanding option or base price of any outstanding SAR granted under the Plan may not be decreased after the date of grant, nor may any outstanding option or SAR granted under the Plan be surrendered to the Corporation as consideration for the grant of a new option or SAR with a lower exercise or base price than the original option or SAR, as the case may be, without shareholder approval of any such action.
     (b) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events: The Administrator shall have authority to make adjustments to the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Corporation or any related entity, or the financial statements of the Corporation or any related entity, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.
     (c) Cash Settlement: Notwithstanding any provision of the Plan, an award or an award agreement to the contrary, the Administrator may cause any award granted under the Plan to be canceled in consideration of an alternative award or cash payment of an equivalent cash value, as determined by the Administrator, made to the holder of such canceled award.
17. Restrictions on Awards and Shares
     The Corporation may impose such restrictions on awards and shares representing awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

18. Change of Control
     (a) Notwithstanding any other provision of the Plan to the contrary, and unless an individual award agreement provides otherwise, in the event of a change of control (as defined in Section 18(c) herein):
     (i) All options and SARs outstanding as of the date of such change of control shall become fully exercisable, whether or not then otherwise exercisable.
     (ii) Any restrictions including but not limited to the restriction period, performance period and/or performance criteria applicable to any restricted award and any performance award shall be deemed to have been met, and such awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable award.
     (b) Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Corporation or a related entity, the Administrator may, in its sole and absolute discretion, determine that any or all awards granted pursuant to the Plan shall not vest or become exercisable on an accelerated basis, if the Corporation or the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the assumption of awards granted under the Plan or the grant of substitute awards (in either case, with substantially similar terms or equivalent economic benefits as awards granted under the Plan), as in the opinion of the Administrator is equitable or appropriate to protect the rights and interests of participants under the Plan. For the purposes herein, if the Committee is acting as the Administrator authorized to make the determinations provided for in this Section 18(b), the Committee shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Corporation prior to the merger, share exchange, reorganization or other business combinations affecting the Corporation or a related entity.
     (c) For the purposes herein, a “change of control” shall be deemed to have occurred on the earliest of the following dates:
     (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty-one percent (51%) or more of the outstanding Common Stock of the Corporation;
     (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation or other business entity (each, a “corporation”), in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Corporation in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Corporation; or

     (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
(For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)
19. Applicable Law
     The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state.
20. Shareholder Approval
     The Plan is subject to approval by the shareholders of the Corporation, which approval must occur, if at all, within 12 months of the Effective Date of the Plan. Awards granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.
21. Deferrals
     The Administrator may permit or require a participant to defer receipt of the delivery of shares of Common Stock or other benefit that would otherwise be due pursuant to the exercise, vesting or earning of an award. If any such deferral is required or permitted, the Administrator shall, in its discretion, establish rules and procedures for such deferrals.
22. Beneficiary Designation
     The Administrator may permit a participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards (if any) to which the participant is otherwise entitled in the event of death. In the absence of such designation by a participant, and in the event of the participant’s death, the estate of the participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.
23. Gender and Number
     Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

24. Successors and Assigns
     The Plan shall be binding upon the Corporation, its successors and assigns, and participants, their executors, administrators and permitted transferees and beneficiaries.
25. Severability
     If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
26. Certain Definitions
     In addition to other terms defined in the Plan, the following terms shall have the meaning indicated:
     (a) “Award agreement” means any written agreement or agreements between the Corporation and the recipient of an award pursuant to the Plan relating to the terms, conditions and restrictions of an award conferred herein. Such award agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares subject to an award, as may be established by the Administrator.
     (b) “Covered employee” shall have the meaning given the term in Section 162(m) of the Code and the regulations thereunder.
     (c) “Disability” shall have the meaning ascribed to the term in any employment agreement, consulting agreement or other similar agreement, if any, to which the participant is a party, or, if no such agreement applies, “disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.
     (d) “Displacement” shall have the meaning ascribed to the term in any employment agreement, consulting agreement or other similar agreement, if any, to which the participant is a party, or, if no such agreement applies, “displacement” shall mean the termination of the participant’s employment or service due to the elimination of the participant’s job or position without fault on the part of the participant.
     (e) “Parent” or “parent corporation” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each corporation other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in the chain.
     (f) “Predecessor” or “predecessor corporation” means a corporation which was a party to a transaction described in Section 424(a) of the Code (or which would be so described if a substitution or assumption under Section 424(a) had occurred) with the Corporation, or a corporation which is a parent or subsidiary of the Corporation, or a predecessor of any such corporation.

     (g) “Related corporation” means any parent, subsidiary or predecessor of the Corporation, and “related entity” means any related corporation or any other business entity which is an affiliate controlled by the Corporation; provided, however, that the term “related entity” shall be construed in a manner in accordance with the registration provisions under applicable federal securities laws.
     (h) “Restricted stock” shall mean shares of Common Stock which are subject to restricted awards payable in shares, the vesting of which is subject to restrictions set forth in the Plan and the applicable award agreement.
     (i) “Retirement” shall have the meaning ascribed in any employment agreement, consulting agreement or other similar agreement, if any, to which the participant is a party, or, if no such agreement applies, “retirement” shall mean retirement in accordance with the retirement policies and procedures established by the Corporation.
     (j) “Subsidiary” or “subsidiary corporation” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each corporation other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in the chain.

     IN WITNESS WHEREOF, this 2003 Stock Incentive Plan of RF Micro Devices, Inc., is, by the authority of the Board of Directors of the Corporation, executed in behalf of the Corporation, the 6th day of June, 2003.

RF MICRO DEVICES, INC.

By:	/s/ William Priddy

Name:	William A. Priddy, Jr.
Title:	Chief Financial Officer and
Corporate Vice President of Administration
ATTEST:
Powell T. Seymour
Secretary
[Corporate Seal]

2006 DECLARATION OF AMENDMENT TO
2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.
     THIS 2006 DECLARATION OF AMENDMENT, is made effective as of the 1st day of June, 2006, by RF MICRO DEVICES, INC. (the “Corporation”), to the Corporation’s 2003 Stock Incentive Plan (the “Plan”).
R E C I T A L S:
     WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend the Plan to (i) increase the authorized shares available under the Plan and available for the grant of incentive stock options in Section 4(a), (ii) expand the performance factors applicable to certain restricted awards and performance awards in Section 8(a) and Section 9(a), (iii) remove the cash settlement provisions in Section 16(c), and (iv) modify the provisions of Section 18 regarding the definition and effect of a change of control, subject to shareholder approval of the amendments described in (i) and (ii), herein; and
     WHEREAS, the Corporation desires to evidence such amendments by this Declaration of Amendment.
     NOW, THEREFORE, IT IS DECLARED that, effective as of June 1, 2006, the Plan shall be and hereby is amended as follows, provided, however, that the amendments to Section 4(a), Section 8(a) and Section 9(a) of the Plan, as reflected in Sections 1, 2 and 3, below, shall be subject to shareholder approval of such amendments:
     1. Amendment to Section 4(a). Section 4(a) (“Shares of Stock Subject to the Plan; Award Limitations — - Shares Available for Awards”) of the Plan is hereby amended by substituting “24,250,000” for “9,250,000” in both Section 4(a) and Section 4(a)(i), so that Section 4(a) and Section 4(a)(i) shall be amended as follows (with the remainder of Section 4(a) being unchanged):
     “(a) Shares Available for Awards: Subject to adjustments as provided in this Section 4(c), the aggregate number of shares of Common Stock that may be issued pursuant to awards granted under the Plan shall not exceed the sum of (i) 24,250,000 shares, plus (ii) any shares of Common Stock (A) remaining available for issuance as of the Effective Date of the Plan under the Corporation’s 1999 Stock Incentive Plan, Key Employees’ 1997 Stock Option Plan, 1992 Stock Option Plan and any other stock incentive plans maintained by the Corporation (collectively, the “Prior Plans”), and/or (B) subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason. Shares delivered under the Plan shall be authorized but unissued shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of awards hereunder. Notwithstanding any provision herein to the contrary, the following limitations shall apply to awards granted under the Plan, in each case subject to adjustment pursuant to Section 4(c):

     (i) The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of incentive stock options shall not exceed 24,250,000 shares; and”
     2. Amendment to Section 8(a). Section 8(a) (“Restricted Awards — Grant of Restricted Awards”) shall be amended by deleting the reference to “sales goals, earnings per share, return on equity, return on assets and total return to shareholders” in the fifth sentence of Section 8(a) and inserting the following in lieu thereof (with the remainder of Section 8(a) being unchanged):
     “(i) objective goals for revenue; (ii) gross margins; (iii) earnings per share; (iv) net bookings; (v) module productions; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on shareholders’ equity; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) profitability of an identifiable business unit or product; (xvi) maintenance or improvement of profit margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) revenues or sales; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic wealth created, and/or (xxv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy.”
     3. Amendment to Section 9(a). Section 9(a) (“Performance Awards — Grant of Performance Awards”) shall be amended by deleting the reference to “sales goals, earnings per share, return on equity, return on assets and total return to shareholders” in the seventh sentence of Section 9(a) and inserting the following in lieu thereof (with the remainder of Section 9(a) being unchanged):
     “(i) objective goals for revenue; (ii) gross margins; (iii) earnings per share; (iv) net bookings; (v) module productions; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on shareholders’ equity; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) profitability of an identifiable business unit or product; (xvi) maintenance or improvement of profit margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) revenues or sales; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic wealth created, and/or (xxv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy.”
     4. Amendment to Section 16. Section 16 (“Amendment and Termination of the Plan”) shall be amended by deleting Section 16(c) (“Cash Settlement”) in its entirety, with the remainder of Section 16 being unchanged.
     5. Amendment to Section 18(c). Section 18(c) (“Change of Control”) shall be amended to read as follows (with the remainder of Section 18 being unchanged except as provided in Section 6 herein):
     “(c) For the purposes herein, a “change of control” shall have the meaning given the term “change in control” in a participant’s change in control agreement with the Corporation, or, if the participant has not entered into any such change in control agreement, then a change of control shall be deemed to have occurred on the earliest of the following dates:
     (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty-one percent (51%) or more of the outstanding Common Stock of the Corporation;
     (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation or other business entity (each, a “corporation”), in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Corporation in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Corporation; or
     (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
(For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act,

other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)”
     6. Addition of New Section 18(d). Section 18 (“Change of Control”) shall be amended by adding a new Section 18(d), as follows (with the remainder of Section 18 being unchanged except as provided in Section 5 herein):
     “(d) Notwithstanding any other provision of the Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into a change in control agreement or similar agreement with the Corporation, the participant shall be entitled to the greater of the benefits provided upon a change of control of the Corporation under this Plan or the respective change in control agreement or similar agreement, and such change in control agreement or similar agreement shall not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the Plan.”
     7. Continued Effect. Except as set forth herein, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of RF Micro Devices, Inc. effective as of the day and year first above written.

RF MICRO DEVICES, INC.
By:	/s/ Robert A. Bruggeworth
Chief Executive Officer

ATTEST:

/s/ William A. Priddy, Jr.
Secretary/Asst. Secretary

[Corporate Seal]

2009 DECLARATION OF AMENDMENT TO
2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.
     THIS 2009 DECLARATION OF AMENDMENT, is made effective as of the 8th day of June, 2009, by RF MICRO DEVICES, INC. (the “Corporation”), to the Corporation’s 2003 Stock Incentive Plan, as amended through June 1, 2006 (the “Plan”).
R E C I T A L S:
     WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend the Plan to (i) modify Section 11 (“Dividends and Dividend Equivalents”) to provide that dividends and dividend equivalents, if any, on unearned or unvested awards shall not be payable (even if accrued) unless and until the underlying award (or portion thereof) has vested and/or been earned; and (ii) amend Section 18(c)(ii) of Section 18 (“Change of Control”) to provide that, with respect to awards granted on or after the effective date of this 2009 Declaration of Amendment, a “change of control” shall not be deemed to have occurred in the context of certain mergers, consolidations and/or sales of all or substantially all of the Corporation’s assets until the date of the consummation of such transaction or event.
     WHEREAS, the Corporation desires to evidence such amendments by this 2009 Declaration of Amendment.
     NOW, THEREFORE, IT IS DECLARED that, effective as of June 8, 2009, the Plan shall be and hereby is amended as follows:
     1. Amendment to Section 11. Section 11 (“Dividends and Dividend Equivalents”) is hereby amended by deleting the current text of Section 11 and inserting the following in lieu thereof:
     “The Administrator may, in its sole discretion, provide that the awards granted under the Plan earn dividends or dividend equivalents; provided, however, that dividends and dividend equivalents, if any, on unearned or unvested awards shall not be paid (even if accrued) unless and until the underlying award (or portion thereof) has vested and/or been earned. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents.”
     2. Amendment to Section 18(c). Section 18(c) of Section 18 (“Change of Control”) shall be amended to read as follows (with the remainder of Section 18 being unchanged):
     “(c) For the purposes herein, a “change of control” shall have the meaning given the term “change in control” in a participant’s change in control agreement with the Corporation, or, if the participant has not entered into any such change in control agreement, then a change of control shall be deemed to have occurred on the earliest of the following dates:
     (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty-one percent (51%) or more of the outstanding Common Stock of the Corporation;
     (ii) With respect to awards granted before June 8, 2009, the date of shareholder approval of, and with respect to awards granted on or after June 8, 2009, the date of the consummation of, (A) a merger or consolidation of the Corporation with or into another corporation or other business entity (each, a “corporation”), in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Corporation in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) the sale or other disposition of all or substantially all the assets of the Corporation; or
     (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
(For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)”
     3. Continued Effect. Except as set forth herein, the Plan shall remain in full force and effect.
[Signature Page To Follow]

     IN WITNESS WHEREOF, this 2009 Declaration of Amendment is executed on behalf of RF Micro Devices, Inc. effective as of the day and year first above written.

RF MICRO DEVICES, INC.
By:	/s/ Robert A. Bruggeworth
Chief Executive Officer

ATTEST:

/s/ William A. Priddy, Jr.
Secretary/Asst. Secretary

[Corporate Seal]

☐                      ■
PROXY
RF MICRO DEVICES, INC.

JULY 29, 2009 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RF MICRO DEVICES, INC.
     The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (the “Company”), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held at the Embassy Suites Greensboro-Airport Hotel, 204 Centreport Drive, Greensboro, North Carolina, on Wednesday, July 29, 2009 at 1:30 p.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:
The shares represented by this Proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This Proxy, if duly executed and returned, will be voted “for” the proposals described herein if no instruction to the contrary is indicated. If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment of the proxies identified above.
(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
RF MICRO DEVICES, INC.
July 29, 2009
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on July 29, 2009:
The Notice of Annual Meeting of Shareholders, Form of Proxy and 2009 Annual Report to Shareholders
are available at https://materials.proxyvote.com/749941
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

■ 20830003000000000000 8	072909

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the eight directors named below to serve a one-year term and until their respective successors are duly elected and qualified or until their death, resignation, removal or disqualification.
NOMINEES:
☐	FOR ALL NOMINEES	O O	Walter H. Wilkinson, Jr. Robert A. Bruggeworth
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Daniel A. DiLeo Jeffery R. Gardner
		O	John R. Harding
☐	FOR ALL EXCEPT (See instructions below)	O O	Masood A. Jabbar Casimir S. Skrzypczak
		O	Erik H. van der Kaay

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.
To approve a proposed exchange of outstanding stock options issued under certain of the Company’s stock plans having an option price not less than the greater of $5.00 or the 52-week closing stock price high as of the commencement of the option exchange program, for new options for a reduced number of shares with new vesting requirements and an exercise price set at the fair market value on the date of grant, such new options to be granted on or as soon as practicable after the first business day after the expiration of the exchange offer.
		☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 27, 2010.	☐	☐	☐

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED MARCH 28, 2009.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■